Exhibit 99.1

PART I

Item 1.	Business

General

HCA Holdings, Inc. is one of the leading health care services companies in the United States. At December 31, 2012, we operated 162 hospitals, comprised of 156 general, acute care hospitals; five psychiatric hospitals; and one rehabilitation hospital. In addition, we operated 112 freestanding surgery centers. Our facilities are located in 20 states and England.

The terms “Company,” “HCA,” “we,” “our” or “us,” as used herein and unless otherwise stated or indicated by context, refer to HCA Inc. and its affiliates prior to the Corporate Reorganization (as defined below) and to HCA Holdings, Inc. and its affiliates after the Corporate Reorganization. The term “affiliates” means direct and indirect subsidiaries of HCA Holdings, Inc. and partnerships and joint ventures in which such subsidiaries are partners. The terms “facilities” or “hospitals” refer to entities owned and operated by affiliates of HCA and the term “employees” refers to employees of affiliates of HCA.

Our primary objective is to provide a comprehensive array of quality health care services in the most cost-effective manner possible. Our general, acute care hospitals typically provide a full range of services to accommodate such medical specialties as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics and obstetrics, as well as diagnostic and emergency services. Outpatient and ancillary health care services are provided by our general, acute care hospitals, freestanding surgery centers, diagnostic centers and rehabilitation facilities. Our psychiatric hospitals provide a full range of mental health care services through inpatient, partial hospitalization and outpatient settings.

On November 17, 2006, HCA Inc. was acquired by a private investor group, including affiliates of or funds sponsored by Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co., BAML Capital Partners and HCA founder, Dr. Thomas F. Frist, Jr. (collectively, the “Investors”) and by members of management and certain other investors. The transaction was accounted for as a recapitalization in our financial statements, with no adjustments to the historical basis of our assets and liabilities.

During March 2011, we completed the initial public offering of 87,719,300 shares of our common stock at a price of $30.00 per share (before deducting underwriter discounts, commissions and other related offering expenses). Certain of our stockholders also sold 57,410,700 shares of our common stock in this offering. We did not receive any proceeds from the shares sold by the selling stockholders. During December 2012, certain Investors sold 32,000,000 shares of our common stock. We did not receive any proceeds from the shares sold by the Investors. Our common stock is traded on the New York Stock Exchange (symbol “HCA”).

The Company was incorporated in Nevada in January 1990 and reincorporated in Delaware in September 1993. Our principal executive offices are located at One Park Plaza, Nashville, Tennessee 37203, and our telephone number is (615) 344-9551.

Corporate Reorganization

On November 22, 2010, HCA Inc. reorganized by creating a new holding company structure (the “Corporate Reorganization”). We are the new parent company, and HCA Inc. is now our wholly-owned direct subsidiary. As part of the Corporate Reorganization, HCA Inc.’s outstanding shares of capital stock were automatically converted, on a share for share basis, into identical shares of our common stock. As a result of the Corporate Reorganization, we are deemed the successor registrant to HCA Inc. under the Exchange Act. As part of the Corporate Reorganization, we became a guarantor but did not assume the debt of HCA Inc.’s outstanding secured notes.

We have assumed all of HCA Inc.’s obligations with respect to the outstanding shares previously registered on Form S-8 for distribution pursuant to HCA Inc.’s stock incentive plan and have also assumed HCA Inc.’s other equity incentive plans that provide for the right to acquire HCA Inc.’s common stock. The agreements and plans we assumed were each deemed to be automatically amended as necessary to provide that references therein to HCA Inc. now refer to HCA Holdings, Inc. Following the Corporate Reorganization, the right to receive HCA Inc.’s common stock under its various compensation plans and agreements automatically converted into rights for the same number of shares of our common stock, with the same rights and conditions as the corresponding HCA Inc. rights prior to the Corporate Reorganization.

Available Information

        We file certain reports with the Securities and Exchange Commission (the “SEC”), including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer, and the SEC maintains an Internet site at http://www.sec.gov that contains the reports, proxy and information statements and other information we file electronically. Our website address is www.hcahealthcare.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13 or 15(d) of the Exchange Act, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on our website is not part of this report, and is therefore not incorporated by reference unless such information is specifically referenced elsewhere in this report.

Our Code of Conduct is available free of charge upon request to our Corporate Secretary, HCA Holdings, Inc., One Park Plaza, Nashville, Tennessee 37203.

Business Strategy

We are committed to providing the communities we serve with high quality, cost-effective health care while growing our business, increasing our profitability and creating long-term value for our stockholders. To achieve these objectives, we align our efforts around the following growth agenda:

•	grow our presence in existing markets;

•	achieve industry-leading performance in clinical and satisfaction measures;

•	recruit and employ physicians to meet the need for high quality health services;

•	continue to leverage our scale and market positions to enhance profitability; and

•	selectively pursue a disciplined development strategy.

Health Care Facilities

We currently own, manage or operate hospitals; freestanding surgery centers; diagnostic and imaging centers; radiation and oncology therapy centers; comprehensive rehabilitation and physical therapy centers; and various other facilities.

At December 31, 2012, we owned and operated 156 general, acute care hospitals with 41,198 licensed beds. Most of our general, acute care hospitals provide medical and surgical services, including inpatient care, intensive care, cardiac care, diagnostic services and emergency services. The general, acute care hospitals also provide outpatient services such as outpatient surgery, laboratory, radiology, respiratory therapy, cardiology and physical therapy. Each hospital has an organized medical staff and a local board of trustees or governing board, made up of members of the local community.

Our hospitals do not typically engage in extensive medical research and education programs. However, some of our hospitals are affiliated with medical schools and may participate in the clinical rotation of medical interns and residents and other education programs.

At December 31, 2012, we operated five psychiatric hospitals with 506 licensed beds. Our psychiatric hospitals provide therapeutic programs including child, adolescent and adult psychiatric care, adult and adolescent alcohol and drug abuse treatment and counseling.

We also operate outpatient health care facilities which include freestanding ambulatory surgery centers (“ASCs”), freestanding emergency care facilities, diagnostic and imaging centers, comprehensive outpatient rehabilitation and physical therapy centers, outpatient radiation and oncology therapy centers and various other facilities. These outpatient services are an integral component of our strategy to develop comprehensive health care networks in select communities. Most of our ASCs are operated through partnerships or limited liability companies, with majority ownership of each partnership or limited liability company typically held by a general partner or subsidiary that is an affiliate of HCA.

Certain of our affiliates provide a variety of management services to our health care facilities, including patient safety programs; ethics and compliance programs; national supply contracts; equipment purchasing and leasing contracts; accounting, financial and clinical systems; governmental reimbursement assistance; construction planning and coordination; information technology systems and solutions; legal counsel; human resources services; and internal audit services.

Sources of Revenue

Hospital revenues depend upon inpatient occupancy levels, the medical and ancillary services ordered by physicians and provided to patients, the volume of outpatient procedures and the charges or payment rates for such services. Charges and reimbursement rates for inpatient services vary significantly depending on the type of payer, the type of service (e.g., medical/surgical, intensive care or psychiatric) and the geographic location of the hospital. Inpatient occupancy levels fluctuate for various reasons, many of which are beyond our control.

We receive payments for patient services from the federal government under the Medicare program, state governments under their respective Medicaid or similar programs, managed care plans, private insurers and directly from patients. Our revenues from third-party payers and the uninsured for the years ended December 31, 2012, 2011 and 2010 are summarized in the following table (dollars in millions):

	Years Ended December 31,
	2012	Ratio	2011	Ratio	2010	Ratio
Medicare	$8,292	25.1%	$7,653	25.8%	$7,203	25.7%
Managed Medicare	2,954	8.9	2,442	8.2	2,162	7.7
Medicaid	1,464	4.4	1,845	6.2	1,962	7.0
Managed Medicaid	1,504	4.6	1,265	4.3	1,165	4.2
Managed care and other insurers	17,998	54.5	15,703	52.9	14,762	52.7
International (managed care and other insurers)	1,060	3.2	938	3.2	784	2.8

	33,272	100.7	29,846	100.6	28,038	100.1
Uninsured	2,580	7.8	1,846	6.2	1,732	6.2
Other	931	2.8	814	2.7	913	3.3

Revenues before provision for doubtful accounts	36,783	111.3	32,506	109.5	30,683	109.6
Provision for doubtful accounts	(3,770)	(11.3)	(2,824)	(9.5)	(2,648)	(9.6)

Revenues	$33,013	100.0%	$29,682	100.0%	$28,035	100.0%

Medicare is a federal program that provides certain hospital and medical insurance benefits to persons age 65 and over, some disabled persons, persons with end-stage renal disease and persons with Lou Gehrig’s Disease. Medicaid is a federal-state program, administered by the states, which provides hospital and medical benefits to qualifying individuals who are unable to afford health care. All of our general, acute care hospitals located in the United States are eligible to participate in Medicare and Medicaid programs. Amounts received under Medicare and Medicaid programs are generally significantly less than established hospital gross charges for the services provided.

Our hospitals generally offer discounts from established charges to certain group purchasers of health care services, including private insurance companies, employers, health maintenance organizations (“HMOs”), preferred provider organizations (“PPOs”) and other managed care plans. These discount programs generally limit our ability to increase revenues in response to increasing costs. See Item 1, “Business — Competition.” Patients are generally not responsible for the total difference between established hospital gross charges and amounts reimbursed for such services under Medicare, Medicaid, HMOs, PPOs and other managed care plans, but are responsible to the extent of any exclusions, deductibles or coinsurance features of their coverage. The amount of such exclusions, deductibles and coinsurance continues to increase. Collection of amounts due from individuals is typically more difficult than from governmental or third-party payers. We provide discounts to uninsured patients who do not qualify for Medicaid or charity care under our charity care policy. These discounts are similar to those provided to many local managed care plans. In implementing the uninsured discount policy, we attempt to qualify uninsured patients for Medicaid, other federal or state assistance or charity care under our charity care policy. If an uninsured patient does not qualify for these programs, the uninsured discount is applied.

Medicare

In addition to the reimbursement reductions and adjustments discussed below, the Budget Control Act of 2011 (the “BCA”) requires automatic spending reductions beginning in 2013 to reduce the federal deficit, including Medicare spending reductions of up to 2% for a fiscal year, with a uniform percentage reduction across all Medicare programs. The President and Congress continue to negotiate federal government spending reductions, but if no action is taken by March 1, 2013, the BCA-mandated spending reductions will occur. It is unclear how these reductions will be implemented across the different Medicare payment systems discussed below or whether any negotiations will result in different spending reductions or a temporary delay.

Inpatient Acute Care

Under the Medicare program, we receive reimbursement under a prospective payment system (“PPS”) for general, acute care hospital inpatient services. Under the hospital inpatient PPS, fixed payment amounts per inpatient discharge are established based on the patient’s assigned Medicare severity diagnosis-related group (“MS-DRG”). MS-DRGs classify treatments for illnesses according to the estimated intensity of hospital resources necessary to furnish care for each principal diagnosis. MS-DRG weights represent the average resources for a given MS-DRG relative to the average resources for all MS-DRGs. MS-DRG payments are adjusted for area wage differentials. Hospitals, other than those defined as “new,” receive PPS reimbursement for inpatient capital costs based on MS-DRG weights multiplied by a geographically adjusted federal rate. When the cost to treat certain patients falls well outside the normal distribution, providers typically receive additional “outlier” payments.

MS-DRG rates are updated, and MS-DRG weights are recalibrated, using cost-relative weights each federal fiscal year (which begins October 1). The index used to update the MS-DRG rates (the “market basket”) gives consideration to the inflation experienced by hospitals and entities outside the health care industry in purchasing goods and services. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Reform Law”), provides for annual decreases to the market basket, including the following reductions for each of the following federal fiscal years: 0.1% in 2013; 0.3% in 2014; 0.2% in 2015 and 2016 and 0.75% in 2017, 2018 and 2019. For federal fiscal year 2012 and each subsequent federal fiscal year, the Health Reform Law provides for the annual market basket update to be further reduced by a productivity adjustment. The amount of that reduction will be the projected, nationwide productivity gains over the preceding 10 years. To determine the projection, the Department of Health and Human Services (“HHS”) will use the Bureau of Labor Statistics (“BLS”) 10-year moving average of changes in specified economy-wide productivity (the BLS data is typically a few years old). The Health Reform Law does not contain guidelines for use by HHS in projecting the productivity figure. The Centers for Medicare and Medicaid Services (“CMS”) estimates that the combined market basket and productivity adjustments will reduce Medicare payments under the inpatient PPS by $112.6 billion from 2010 to 2019. The American Taxpayer Relief Act of 2012 requires a negative documentation and coding adjustment for four years beginning in federal fiscal year 2014. It is estimated that this documentation and coding adjustment will reduce Medicare inpatient PPS payments by $10.5 billion. A decrease in payment rates or an increase in rates that is below the increase in our costs may adversely affect our results of operations.

For federal fiscal year 2012, CMS increased the MS-DRG rate by 1.0%. This increase reflected a 3.0% market basket increase, a 0.1% reduction required by the Health Reform Law, a productivity adjustment of negative 1.0%, a prospective documentation and coding adjustment of negative 2.0% and a 1.1% increase in light of a January 2011 court decision. For federal fiscal year 2013, CMS issued a final rule that results in a net increase of 2.8%. This increase reflects a 2.6% market basket increase, the 0.1% reduction required by the Health Reform Law, a negative 0.7% productivity adjustment, a negative 1.9% prospective documentation and coding adjustment and a positive 2.9% retrospective documentation and coding adjustment.

Further realignments in the MS-DRG system could also reduce the payments we receive for certain specialties, including cardiology and orthopedics. CMS has focused on payment levels for such specialties in recent years in part because an increase in specialty hospitals. Changes in the payments received for specialty services could have an adverse effect on our results of operations.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (“MMA”) provides for hospitals to receive a 2% reduction to their market basket updates if they fail to submit data for patient care quality indicators to the Secretary of HHS. As required by the Deficit Reduction Act of 2005 (“DRA 2005”), CMS has expanded the number of quality measures that must be reported to avoid the market basket reduction. In federal fiscal year 2013, CMS requires hospitals to report 55 quality measures in order to avoid the market basket reduction for inpatient PPS payments in federal fiscal year 2014. All of our hospitals paid under the Medicare inpatient PPS are participating in the quality initiative by submitting the requested quality data. While we will endeavor to comply with all data submission requirements as additional requirements continue to be added, our submissions may not be deemed timely or sufficient to entitle us to the full market basket adjustment for all of our hospitals.

As part of CMS’ goal of transforming Medicare from a passive payer to an active purchaser of quality goods and services, Medicare does not allow an inpatient hospital discharge to be assigned to a higher paying MS-DRG if a selected hospital acquired condition (“HAC”) was not present on admission. In this situation, the case is paid as though the secondary diagnosis was not present. There are 11 categories of conditions on the list of HACs for federal fiscal year 2013. In addition, CMS has established three National Coverage Determinations that prohibit Medicare reimbursement for erroneous surgical procedures performed on an inpatient or outpatient basis. The Health Reform Law provides for reduced payments based on a hospital’s HAC rates. Beginning in federal fiscal year 2015, the 25% of hospitals with the worst national risk-adjusted HAC rates in the previous year will receive a 1% reduction in their total inpatient operating Medicare payments.

The Health Reform Law also provides for reduced payments to hospitals based on readmission rates. Beginning in federal fiscal year 2013, inpatient payments will be reduced if a hospital experiences “excess” readmissions within the 30-day time period from the date of discharge for heart attack, heart failure, pneumonia or other conditions that may be designated by CMS. Hospitals with what CMS defines as excess readmissions for these conditions will receive reduced payments for all inpatient discharges, not just discharges relating to the conditions subject to the excess readmission standard. The amount by which payments will be reduced is determined by comparing the hospital’s performance for each condition using three years of discharge data to a risk-adjusted national average, subject to a cap established by CMS. The reduction in payments to hospitals with excess readmissions is capped at 1% for federal fiscal year 2013, 2% for federal fiscal year 2014, and 3% for federal fiscal year 2015 and thereafter. Each hospital’s performance will be publicly reported by CMS.

The Health Reform Law additionally establishes a hospital value-based purchasing program to further link payments to quality and efficiency. Beginning in federal fiscal year 2013, CMS will reduce the inpatient PPS payment amount for all discharges by the following: 1% for 2013; 1.25% for 2014; 1.5% for 2015; 1.75% for 2016; and 2% for 2017 and subsequent years. For each federal fiscal year, the total amount collected from these reductions will be pooled and used to fund payments to reward hospitals that meet certain quality performance standards established by CMS. CMS will score each hospital based on achievement (relative to other hospitals) and improvement ranges (relative to the hospital’s own past performance) for each applicable performance standard. Because the Health Reform Law provides that the pool will be fully distributed, hospitals that meet or exceed the quality performance standards will receive greater reimbursement under the value-based purchasing program than they would have otherwise. Hospitals that do not achieve the necessary quality performance will receive reduced Medicare inpatient hospital payments. For payments in federal fiscal year 2013, hospitals were scored based on a weighted average of patient experience scores using the Hospital Consumer Assessment of Healthcare Providers and Systems survey and 12 clinical process-of-care measures. On December 20, 2012, CMS notified hospitals of the amount of their value-based incentive payment adjustments for federal fiscal year 2013 discharges. CMS estimates that it will distribute $850 million in federal fiscal year 2013 to hospitals under the value-based purchasing program.

Historically, the Medicare program has set aside 5.10% of Medicare inpatient payments to pay for outlier cases. For federal fiscal year 2012, CMS established an outlier threshold of $22,385, and for federal fiscal year 2013, CMS reduced the outlier threshold to $21,821. We do not anticipate that the decrease to the outlier threshold for federal fiscal year 2013 will have a material impact on our results of operations.

Outpatient

CMS reimburses hospital outpatient services (and certain Medicare Part B services furnished to hospital inpatients who have no Part A coverage) on a PPS basis. CMS uses fee schedules to pay for physical, occupational and speech therapies, durable medical equipment, clinical diagnostic laboratory services, nonimplantable orthotics and prosthetics, freestanding surgery center services and services provided by independent diagnostic testing facilities.

Hospital outpatient services paid under PPS are classified into groups called ambulatory payment classifications (“APCs”). Services for each APC are similar clinically and in terms of the resources they require. A payment rate is established for each APC. Depending on the services provided, a hospital may be paid for more than one APC for a patient visit. The APC payment rates are updated for each calendar year. The Health Reform Law provides for reductions to the market basket update, including the following reductions for each of the following calendar years: 0.1% in 2013; 0.3% in 2014; 0.2% in 2015 and 2016 and 0.75% in 2017, 2018 and 2019. For calendar year 2012 and each subsequent calendar year, the Health Reform Law provides for an annual market basket update to be further reduced by a productivity adjustment. The amount of that reduction will be the projected, nationwide productivity gains over the preceding 10 years. To determine the projection, HHS will use the BLS 10-year moving average of changes in specified economy-wide productivity. The Health Reform Law does not contain guidelines for use by HHS in projecting the productivity figure. However, CMS estimates that the combined market basket and productivity adjustments will reduce Medicare payments under the outpatient PPS by $26.3 billion from 2010 to 2019. For calendar year 2012, CMS increased APC payment rates by 1.9%, which represented a market basket update of 3.0%, a negative 1.0% productivity adjustment and a 0.1% reduction required by the Health Reform Law. For calendar year 2013, CMS has issued a final rule that increases the APC payment rate by 1.8%, which includes the full market basket update of 2.6%, a negative 0.7% productivity adjustment and the negative 0.1% adjustment required by the Health Reform Law. CMS continues to require hospitals to submit quality data relating to outpatient care to avoid receiving a 2% reduction to the market basket update under the outpatient PPS. CMS requires hospitals to report data on 23 quality measures in calendar year 2013 to avoid reduced payments in calendar year 2014.

Rehabilitation

CMS reimburses inpatient rehabilitation facilities (“IRFs”) on a PPS basis. Under the IRF PPS, patients are classified into case mix groups based upon impairment, age, comorbidities (additional diseases or disorders from which the patient suffers) and functional capability. IRFs are paid a predetermined amount per discharge that reflects the patient’s case mix group and is adjusted for area wage levels, low-income patients, rural areas and high-cost outliers. The Health Reform Law also provides for reductions to the market basket update, including the following reductions for each of the following federal fiscal years: 0.1% in 2013; 0.3% in 2014; 0.2% in 2015 and 2016 and 0.75% in 2017, 2018 and 2019. For federal fiscal year 2012 and each subsequent federal fiscal year, the Health Reform Law provides for the annual market basket update to be further reduced by a productivity adjustment. The amount of that reduction will be the projected, nationwide productivity gains over the preceding 10 years. To determine the projection, HHS will use the BLS 10-year moving average of changes in specified economy-wide productivity. The Health Reform Law does not contain guidelines for use by HHS in projecting the productivity figure. However, CMS estimates that the combined market basket and productivity adjustments will reduce Medicare payments under the IRF PPS by $5.7 billion from 2010 to 2019. For federal fiscal year 2012, CMS updated the market basket by 2.2%, reflecting a 2.9% market basket increase, a negative 1.0% productivity adjustment, a 0.1% reduction required by the Health Reform Law, and a 0.4% increase resulting from an update to the outlier threshold amount. For federal fiscal year 2013, CMS has issued a final rule updating inpatient rehabilitation rates by 1.9%, which reflects a 2.7% market basket increase, a negative 0.7% productivity adjustment and a 0.1% reduction required by the Health Reform Law. Beginning in federal fiscal year 2014, IRFs will be required to report quality measures to CMS or will receive a 2.0% reduction to the market basket update.

In order to qualify for classification as an IRF, at least 60% of a facility’s inpatients during the most recent 12-month CMS-defined review period must have required intensive rehabilitation services for one or more of 13 specified conditions. IRFs must also meet additional coverage criteria, including patient selection and care requirements relating to pre-admission screenings, post-admission evaluations, ongoing coordination of care and involvement of rehabilitation physicians. A facility that fails to meet the 60% threshold or other criteria to be classified as an IRF will be paid under the acute care hospital inpatient or outpatient PPS, which generally provide for lower payment amounts. As of December 31, 2012, we had one rehabilitation hospital and 47 hospital rehabilitation units.

Psychiatric

Inpatient hospital services furnished in psychiatric hospitals and psychiatric units of general, acute care hospitals and critical access hospitals are reimbursed under a prospective payment system (the “IPF PPS”), a per diem payment, with adjustments to account for certain patient and facility characteristics. The IPF PPS contains an “outlier” policy for extraordinarily costly cases and an adjustment to a facility’s base payment if it maintains a full-service emergency department. CMS has established the IPF PPS payment rate in a manner intended to be budget neutral and historically has used a July 1 update cycle, with each twelve month period referred to as a “rate year.” However, CMS transitioned the IPF PPS from a rate year to a federal fiscal year update cycle, effective October 1, 2012. The rehabilitation, psychiatric and long-term care (“RPL”) market basket update is used to update the IPF PPS. The Health Reform Law also provides for reductions to the market basket update, including the following reductions for the following rate years, which will follow the federal fiscal year update cycle: 0.1% in 2013; 0.3% in 2014; 0.2% in 2015 and 2016 and 0.75% in 2017, 2018 and 2019. For rate year 2012 and each subsequent payment year, the Health Reform Law provides for the annual market basket update to be further reduced by a productivity adjustment. The amount of that reduction will be the projected, nationwide productivity gains over the preceding 10 years. To determine the projection, HHS will use the BLS 10-year moving average of changes in specified economy-wide productivity. The Health Reform Law does not contain guidelines for use by HHS in projecting the productivity figure. However, CMS estimates that the combined market basket and productivity adjustments will reduce Medicare payments under the IPF PPS by $4.3 billion from 2010 to 2019. For rate year 2012, which spanned 15 months from July 1, 2011 through September 30, 2012, CMS increased inpatient psychiatric payment rates by 2.95%, which included a market basket increase of 3.2% and a 0.25% reduction required by the Health Reform Law. For rate year 2013, which will follow the federal fiscal year update cycle, CMS increased inpatient psychiatric payment rates by 1.9%, including a market basket increase of 2.7%, reduced by a 0.7% productivity adjustment and a reduction of 0.1% as required by the Health Reform Law. Beginning in federal fiscal year 2014, inpatient psychiatric facilities will be required to report quality measures to CMS or will receive a 2.0% reduction to the market basket update. As of December 31, 2012, we had five psychiatric hospitals and 41 hospital psychiatric units.

Ambulatory Surgery Centers

CMS reimburses ASCs using a predetermined fee schedule. Reimbursements for ASC overhead costs are limited to no more than the overhead costs paid to hospital outpatient departments under the Medicare hospital outpatient PPS for the same procedure. If CMS determines that a procedure is commonly performed in a physician’s office, the ASC reimbursement for that procedure is limited to the reimbursement allowable under the Medicare Part B Physician Fee Schedule, with limited exceptions. All surgical procedures, other than those that pose a significant safety risk or generally require an overnight stay, are payable as ASC procedures. From time to time, CMS considers expanding the services that may be performed in ASCs, which may result in more Medicare procedures that historically have been performed in hospitals being moved to ASCs, reducing surgical volume in our hospitals. Also, more Medicare procedures that historically have been performed in ASCs may be moved to physicians’ offices. Commercial third-party payers may adopt similar policies. For federal fiscal year 2011 and each subsequent federal fiscal year, the Health Reform Law provides for the annual market basket update to be reduced by a productivity adjustment. The amount of that reduction will be the projected nationwide productivity gains over the preceding 10 years. To determine the projection, HHS will use the BLS 10-year moving average of changes in specified economy-wide productivity. The Health Reform Law also required HHS to submit a report to Congress on plans for developing a value-based purchasing program for ASCs. In its report, HHS recommends a phased-in approach for implementing a value-based purchasing program but states additional statutory authority would be required to allow performance-based payments. For calendar year 2013, CMS has issued a final rule that provides for a 0.6% annual update to ASC payments, which includes the market basket update of 1.4% and a negative 0.8% productivity adjustment. In addition, CMS has also established a quality reporting program for ASCs under which ASCs that fail to report on five quality measures beginning on October 1, 2012 will receive a 2% reduction in reimbursement for calendar year 2014.

Physician Services

Physician services are reimbursed under the physician fee schedule (“PFS”) system, under which CMS has assigned a national relative value unit (“RVU”) to most medical procedures and services that reflects the various resources required by a physician to provide the services relative to all other services. Each RVU is calculated based on a combination of work required in terms of time and intensity of effort for the service, practice expense (overhead) attributable to the service and malpractice insurance expense attributable to the service. These three elements are each modified by a geographic adjustment factor to account for local practice costs and are then aggregated. The aggregated amount is multiplied by a conversion factor that accounts for inflation and targeted growth in Medicare expenditures (as calculated by the sustainable growth rate (“SGR”)) to arrive at the payment amount for each service. While RVUs for various services may change in a given year, any alterations are required by statute to be virtually budget neutral, such that total payments made under the PFS may not differ by more than $20 million from what payments would have been if adjustments were not made.

The PFS rates are adjusted each year, and reductions in both current and future payments are anticipated. The SGR formula, if implemented as mandated by statute, would result in significant reductions to payments under the PFS. Since 2003, the U.S. Congress has passed multiple legislative acts delaying application of the SGR to the PFS. The most recent legislative delay extends calendar year 2012 payment rates through December 31, 2013. We cannot predict whether the U.S. Congress will intervene to prevent this reduction to payments in the future. Barring delay or repeal of the SGR by Congress, Medicare payments to physicians are scheduled to be cut significantly effective January 1, 2014.

Other

Under PPS, the payment rates are adjusted for the area differences in wage levels by a factor (“wage index”) reflecting the relative wage level in the geographic area compared to the national average wage level. Beginning in federal fiscal year 2007, CMS adjusted 100% of the wage index factor for occupational mix. The redistributive impact of wage index changes, while slightly negative in the aggregate, is not anticipated to have a material financial impact for 2013. However, the Health Reform Law requires HHS to provide Congress with recommendations on how to comprehensively reform the Medicare wage index system.

Medicare reimburses hospitals for a portion of bad debts resulting from deductible and coinsurance amounts that are uncollectible from Medicare beneficiaries. The Middle Class Tax Relief and Jobs Creation Act of 2012 (the “Jobs Creation Act”) reduces the percentage of bad debt amounts that Medicare reimburses from 70% to 65% beginning in federal fiscal year 2013. These reductions are intended to offset, in part, the impact of the legislative delay of the SGR reductions in physician compensation under the PFS. The U.S. Congress has not permanently addressed the SGR reductions, and any further delays or revisions to the SGR may be offset by additional reductions in Medicare payments to other types of providers.

As required by the MMA, CMS has implemented contractor reform whereby CMS competitively bids the Medicare fiscal intermediary and Medicare carrier functions to 15 Medicare Administrative Contractors (“MACs”), which are geographically assigned and service both Part A and Part B providers within a given jurisdiction. CMS awarded initial contracts to all 15 MAC jurisdictions. While chain providers had the option of having all hospitals use one home office MAC, HCA chose to use the MACs assigned to the geographic areas in which our hospitals are located. CMS periodically resolicits bids, and the MAC servicing a geographic area can change as a result of the bid competition. MAC transition periods can impact claims processing functions and the resulting cash flow.

Under the Recovery Audit Contractor (“RAC”) program, CMS contracts with RACs on a contingency basis to conduct post-payment reviews to detect and correct improper payments in the fee-for-service Medicare program. CMS has implemented the RAC program on a permanent, nationwide basis as required by statute. The compensation for the RACs is based on their review of claims submitted to Medicare for billing compliance, including correct coding and medical necessity, and the amount of overpayments and underpayments they identify. Historically, RACs have conducted their reviews on a post-payment basis. In February 2012, CMS announced that it was initiating a RAC prepayment demonstration program in 11 states.

We have established policies and procedures to respond to the RAC requests and payment denials. Payment recoveries resulting from RAC reviews and denials are appealable through administrative and judicial processes. We have actively pursued reversal of adverse determinations at appropriate appeal levels, and we intend to continue this process. We are incurring additional costs to respond to requests for records and pursue the reversal of payment denials, in addition to the overpayments that are not reversed upon appeal. Amounts that have not been reversed upon appeal have not been significant, but the number and amount of claims subject to RAC review has been steadily increasing, and we expect this trend to continue during 2013. Depending upon the growth of RAC programs and our success in appealing claims in future periods, our cash flows and results of operations could be negatively impacted.

Managed Medicare

Under the Managed Medicare program, the federal government contracts with private health plans to provide members with Medicare Part A, Part B and Part D benefits. Managed Medicare plans can be structured as HMOs, PPOs or private fee-for-service plans. The Medicare program allows beneficiaries to choose enrollment in certain managed Medicare plans. MMA increased reimbursement to managed Medicare plans and expanded Medicare beneficiaries’ health care options. Since 2003, the number of beneficiaries choosing to receive their Medicare benefits through such plans has increased. However, the Medicare Improvements for Patients and Providers Act of 2008 imposed new restrictions and implemented focused cuts to certain managed Medicare plans. In addition, the Health Reform Law reduces, over a three year period starting in 2012, premium payments to managed Medicare plans such that CMS’ managed care per capita premium payments are, on average, equal to traditional Medicare. The Health Reform Law also implements fee payment adjustments based on service benchmarks and quality ratings. The Congressional Budget Office (“CBO”) has estimated that, as a result of these changes, payments to plans will be reduced by $138 billion between 2010 and 2019, while CMS has estimated the reduction to be $145 billion. In addition, the Health Reform Law expands the RAC program to include managed Medicare plans. In light of the recent economic downturn and the Health Reform Law, managed Medicare plans may experience reduced premium payments, which may lead to decreased enrollment in such plans.

Medicaid

Medicaid programs are funded jointly by the federal government and the states and are administered by states under approved plans. Most state Medicaid program payments are made under a PPS or are based on negotiated payment levels with individual hospitals. Medicaid reimbursement is often less than a hospital’s cost of services. The Health Reform Law requires states to expand Medicaid coverage to all individuals under age 65 with incomes up to 133% of the federal poverty level (“FPL”) by 2014. Further, the Health Reform Law requires states to apply a “5% income disregard” to the Medicaid eligibility standard, so that Medicaid eligibility will effectively be extended to those with incomes up to 138% of the FPL. However, on June 28, 2012, the United States Supreme Court struck down the portion of the Health Reform Law that would have allowed HHS to penalize states that do not implement the law’s Medicaid expansion provisions with the loss of existing federal Medicaid funding. As a result, some states may choose not to implement the Medicaid expansion.

Because most states must operate with balanced budgets and because the Medicaid program is often the state’s largest program, states can be expected to adopt or consider adopting legislation designed to reduce their Medicaid expenditures. The recent economic downturn has increased the budgetary pressures on most states, and these budgetary pressures have resulted and likely will continue to result in decreased spending, or decreased spending growth, for Medicaid programs in many states.

Certain states in which we operate have adopted broad-based provider taxes to fund the non-federal share of Medicaid programs. Many states have also adopted, or are considering, legislation designed to reduce coverage, enroll Medicaid recipients in managed care programs and/or impose additional taxes on hospitals to help finance or expand the states’ Medicaid systems. The Health Reform Law requires states to at least maintain Medicaid eligibility standards established prior to the enactment of the law for adults until January 1, 2014 and for children until October 1, 2019. However, states with budget deficits may seek a waiver from this requirement to address eligibility standards that apply to adults making more than 133% of the FPL.

The Health Reform Law prohibits the use of federal funds under the Medicaid program to reimburse providers for medical assistance provided to treat certain provider-preventable conditions. On June 6, 2011, CMS issued a final rule implementing this prohibition for services with dates beginning July 1, 2012. The final rule requires each state Medicaid program to deny payments to providers for the treatment of health care-acquired conditions designated by CMS as well as other provider-preventable conditions that may be designated by the state.

Through DRA 2005, Congress has expanded the federal government’s involvement in fighting fraud, waste and abuse in the Medicaid program by creating the Medicaid Integrity Program. Among other things, DRA 2005 requires CMS to employ private contractors, referred to as Medicaid Integrity Contractors (“MICs”), to perform post-payment audits of Medicaid claims and identify overpayments. MICs are assigned to five geographic regions and have commenced audits in states assigned to those regions. The Health Reform Law increased federal funding for the MIC program beginning in federal fiscal year 2011. In addition to MICs, several other contractors and state Medicaid agencies have increased their review activities. The Health Reform Law also expands the RAC program’s scope to include Medicaid claims by requiring all states to enter into contracts with RACs to audit payments to Medicaid providers.

Managed Medicaid

Managed Medicaid programs enable states to contract with one or more entities for patient enrollment, care management and claims adjudication. The states usually do not relinquish program responsibilities for financing, eligibility criteria and core benefit plan design. We generally contract directly with one of the designated entities, usually a managed care organization. The provisions of these programs are state-specific.

Enrollment in managed Medicaid plans has increased in recent years, as state governments seek to control the cost of Medicaid programs. However, general economic conditions in the states in which we operate may require reductions in premium payments to these plans and may reduce enrollment in these plans.

Accountable Care Organizations and Bundled Payment Initiatives

The Health Reform Law requires HHS to establish a Medicare Shared Savings Program (“MSSP”) that promotes accountability and coordination of care through the creation of Accountable Care Organizations (“ACOs”). The program allows certain providers and suppliers (including hospitals, physicians and other designated professionals) to voluntarily form ACOs and work together along with other ACO participants to invest in infrastructure and redesign delivery processes to achieve high quality and efficient delivery of services. The program is intended to produce savings as a result of improved quality and operational efficiency. ACOs that achieve quality performance standards established by HHS will be eligible to share in a portion of the amounts saved by the Medicare program. HHS has significant discretion to determine key elements of the program. In 2011, CMS, the HHS Office of Inspector General (the “OIG”) and certain other federal agencies released a series of rules and guidance further defining and implementing the MSSP. These rules and guidance provide for two different ACO tracks, the first of which allows ACOs to share only in the savings under the MSSP. The second track requires ACOs to share in any savings and losses under the MSSP but offers ACOs a greater share of any savings realized under the MSSP. As authorized by the Health Reform Law, the rules and guidance also provide for certain waivers from fraud and abuse laws for ACOs. CMS has approved over 200 ACOs to participate in the MSSP.

The Health Reform Law created the Center for Medicare and Medicaid Innovation with responsibility for establishing demonstration projects and other initiatives in order to identify, develop, test and encourage the adoption of new methods of delivering and paying for health care that create savings under the Medicare and Medicaid programs while improving quality of care. One initiative announced by the Center for Medicare and Medicaid Innovation is a voluntary bundled payment initiative involving over 400 participants that will link payments to participating providers for services provided during an episode of care. In addition, the Health Reform Law requires HHS to establish a separate five-year voluntary, national pilot program on payment bundling for Medicare services beginning no later than January 1, 2013. Under the program, providers agree to receive one payment for services provided to Medicare patients for certain medical conditions or episodes of care. The Health Reform Law also provides for a bundled payment demonstration project for Medicaid services. HHS may select up to eight states to participate, and these state programs may target particular categories of beneficiaries, selected diagnoses or geographic regions of the state. The selected state programs will provide one payment for both hospital and physician services provided to Medicaid patients for certain episodes of inpatient care.

Disproportionate Share Hospital Payments

In addition to making payments for services provided directly to beneficiaries, Medicare makes additional payments to hospitals that treat a disproportionately large number of low-income patients (Medicaid and Medicare patients eligible to receive Supplemental Security Income). DSH payments are determined annually based on certain statistical information required by HHS and are calculated as a percentage addition to MS-DRG payments.

Under the Health Reform Law, beginning in federal fiscal year 2014, Medicare DSH payments will be reduced to 25% of the amount they otherwise would have been absent the law. The remaining 75% of the amount that would otherwise be paid under Medicare DSH will be effectively pooled, and this pool will be reduced further each year by a formula that reflects reductions in the national level of uninsured who are under 65 years of age. Each DSH hospital will then be paid, out of the reduced DSH payment pool, an amount allocated based upon its estimated cost of providing uncompensated care, which is not the current basis for DSH payments. It is difficult to predict the full impact of the Medicare DSH reductions. The CBO has estimated $22 billion in reductions to Medicare DSH payments between 2010 and 2019, while for the same time period, CMS has estimated reimbursement reductions totaling $50 billion. The Health Reform Law does not mandate what data source HHS must use to determine the reduction, if any, in the uninsured population nationally. In addition, the Health Reform Law does not contain a definition of uncompensated care. How CMS ultimately defines uncompensated care for purposes of these DSH funding provisions could have a material effect on a hospital’s Medicare DSH reimbursements.

Hospitals that provide care to a disproportionately high number of low-income patients may receive Medicaid DSH payments. The federal government distributes federal Medicaid DSH funds to each state based on a statutory formula. The states then distribute the DSH funding among qualifying hospitals. States have broad discretion to define which hospitals qualify for Medicaid DSH payments and the amount of such payments. The Health Reform Law will reduce funding for the Medicaid DSH hospital program in federal fiscal years 2014 through 2020 by the following amounts: 2014 ($500 million); 2015 ($600 million); 2016 ($600 million); 2017 ($1.8 billion); 2018 ($5 billion); 2019 ($5.6 billion); and 2020 ($4 billion). The Jobs Creation Act and the American Taxpayer Relief Act of 2012 provide for additional Medicaid DSH reductions in federal fiscal years 2021 and 2022 estimated at $4.1 billion and $4.2 billion, respectively. How such cuts are allocated among the states and how the states allocate these cuts among providers, have yet to be determined.

TRICARE

TRICARE is the Department of Defense’s health care program for members of the armed forces. For inpatient services, TRICARE reimburses hospitals based on a DRG system modeled on the Medicare inpatient PPS. For outpatient services, TRICARE reimburses hospitals based on a PPS that is similar to that utilized for services furnished to Medicare beneficiaries.

Annual Cost Reports

All hospitals participating in the Medicare, Medicaid and TRICARE programs, whether paid on a reasonable cost basis or under a PPS, are required to meet certain financial reporting requirements. Federal and, where applicable, state regulations require the submission of annual cost reports covering the revenues, costs and expenses associated with the services provided by each hospital to Medicare beneficiaries and Medicaid recipients.

Annual cost reports required under the Medicare and Medicaid programs are subject to routine audits, which may result in adjustments to the amounts ultimately determined to be due to us under these reimbursement programs. These audits often require several years to reach the final determination of amounts due to or from us under these programs. Providers also have rights of appeal, and it is common to contest issues raised in audits of cost reports.

Managed Care and Other Discounted Plans

Most of our hospitals offer discounts from established charges to certain large group purchasers of health care services, including managed care plans and private insurance companies. Admissions reimbursed by commercial managed care and other insurers were 30%, 31%, and 32% of our total admissions for the years ended December 31, 2012, 2011 and 2010, respectively. Managed care contracts are typically negotiated for terms between one and three years. While we generally received contracted annual average increases that were expected to yield 5% to 6% from managed care payers during 2012, there can be no assurance that we will continue to receive increases in the future. It is not clear what impact, if any, the increased obligations on managed care payers and other health plans imposed by the Health Reform Law will have on our ability to negotiate reimbursement increases.

Uninsured and Self-Pay Patients

A high percentage of our uninsured patients are initially admitted through our emergency rooms. For the year ended December 31, 2012, approximately 82% of our admissions of uninsured patients occurred through our emergency rooms. The Emergency Medical Treatment and Labor Act (“EMTALA”) requires any hospital that participates in the Medicare program to conduct an appropriate medical screening examination of every person who presents to the hospital’s emergency room for treatment and, if the individual is suffering from an emergency medical condition, to either stabilize that condition or make an appropriate transfer of the individual to a facility that can handle the condition. The obligation to screen and stabilize emergency medical conditions exists regardless of an individual’s ability to pay for treatment. The Health Reform Law requires health plans to reimburse hospitals for emergency services provided to enrollees without prior authorization and without regard to whether a participating provider contract is in place. Further, the Health Reform Law contains provisions that seek to decrease the number of uninsured individuals, including requirements and incentives, which do not become effective until 2014, for individuals to obtain, and large employers to provide, insurance coverage. These mandates may reduce the financial impact of screening for and stabilizing emergency medical conditions. However, many factors are unknown regarding the impact of the Health Reform Law, including how many previously uninsured individuals will obtain coverage as a result of the law or the change, if any, in the volume of inpatient and outpatient hospital services that are sought by and provided to previously uninsured individuals and the payer mix. In addition, it is difficult to predict the full impact of the Health Reform Law due to the law’s complexity, lack of implementing regulations or interpretive guidance, gradual and potentially delayed implementation, remaining or new court challenges and possible amendment or repeal.

Electronic Health Record Incentives

ARRA provides for Medicare and Medicaid incentive payments for eligible hospitals and for eligible professionals that adopt and meaningfully use certified electronic health record (“EHR”) technology. Through December 2012, over $10 billion in incentive payments have been made through the Medicare and Medicaid EHR incentive programs to eligible hospitals and eligible professionals.

Under the Medicare incentive program, eligible hospitals that demonstrate meaningful use will receive incentive payments for up to four fiscal years. The Medicare incentive payment amount is the product of three factors: (1) an initial amount comprised of a base amount of $2,000,000, plus $200 for each acute care inpatient discharge, beginning with a hospital’s 1,150th discharge of the applicable year and ending with a hospital’s 23,000th discharge of the applicable year; (2) the “Medicare share,” which is the sum of Medicare Part A and Part C acute care inpatient-bed-days divided by the product of the total acute care inpatient-bed-days and a charity care factor; and (3) a transition factor applicable to the payment year. In order to maximize their incentive payments, acute care hospitals must participate in the incentive program by federal fiscal year 2013. Beginning in federal fiscal year 2015, acute care hospitals that have failed to demonstrate meaningful use of certified EHR technology in an applicable prior reporting period will receive reduced market basket updates under inpatient PPS.

Eligible professionals who demonstrate meaningful use are entitled to incentive payments for up to five payment years in an amount equal to 75% of their estimated Medicare allowed charges for covered professional services furnished during the relevant calendar year, subject to an annual limit. Eligible professionals must have participated in the incentive payment program by calendar year 2012 in order to maximize their incentive payments and must participate by calendar year 2014 in order to receive any incentive payments. Beginning in calendar year 2015, eligible professionals who have failed to demonstrate meaningful use of certified EHR technology in an applicable prior reporting period will face Medicare payment reductions.

The Medicaid EHR incentive program is voluntary for states to implement. For participating states, the Medicaid EHR incentive program provides incentive payments for acute care hospitals and eligible professionals that meet certain volume percentages of Medicaid patients, as well as children’s hospitals. Providers may only participate in a single state’s Medicaid EHR incentive program. Eligible professionals can only participate in either the Medicaid incentive program or the Medicare incentive program and can change this election only one time. Eligible hospitals may participate in both the Medicare and Medicaid incentive programs.

To qualify for incentive payments under the Medicaid program, providers must either adopt, implement, upgrade or demonstrate meaningful use of, certified EHR technology during their first participation year or successfully demonstrate meaningful use of certified EHR technology in subsequent participation years. Payments may be received for up to six participation years. For hospitals, the aggregate Medicaid EHR incentive amount is the product of two factors: (1) the overall EHR amount, which is comprised of a base amount of $2,000,000 plus a discharge-related amount, multiplied by the Medicare share (which is set at one by statute) multiplied by a transition factor, and (2) the “Medicaid share,” which is the estimated Medicaid inpatient-bed days plus estimated Medicaid managed care inpatient bed-days, divided by the product of the estimated total inpatient bed-days and a charity care factor. Under the Medicaid incentive program, eligible professionals may receive payments based on their EHR costs, up to a total amount of $63,750, or for pediatricians, $42,500. There is no penalty for hospitals or professionals under Medicaid for failing to meet EHR meaningful use requirements.

Hospital Utilization

We believe the most important factors relating to the overall utilization of a hospital are the quality and market position of the hospital and the number and quality of physicians and other health care professionals providing patient care within the facility. Generally, we believe the ability of a hospital to be a market leader is determined by its breadth of services, level of technology, quality and condition of the facilities, emphasis on quality of care and convenience for patients and physicians. Other factors that impact utilization include the growth in local population, local economic conditions and market penetration of managed care programs.

The following table sets forth certain operating statistics for our health care facilities. Health care facility operations are subject to certain seasonal fluctuations, including decreases in patient utilization during holiday periods and increases in the cold weather months. The data set forth in this table includes only those facilities that are consolidated for financial reporting purposes.

	Years Ended December 31,
	2012	2011	2010	2009	2008
Number of hospitals at end of period(a)	162	163	156	155	158
Number of freestanding outpatient surgery centers at end of period(b)	112	108	97	97	97
Number of licensed beds at end of period(c)	41,804	41,594	38,827	38,839	38,504
Weighted average licensed beds(d)	41,795	39,735	38,655	38,825	38,422
Admissions(e)	1,740,700	1,620,400	1,554,400	1,556,500	1,541,800
Equivalent admissions(f)	2,832,100	2,595,900	2,468,400	2,439,000	2,363,600
Average length of stay (days)(g)	4.7	4.8	4.8	4.8	4.9
Average daily census(h)	22,521	21,123	20,523	20,650	20,795
Occupancy rate(i)	54%	53%	53%	53%	54%
Emergency room visits(j)	6,912,000	6,143,500	5,706,200	5,593,500	5,246,400
Outpatient surgeries(k)	873,600	799,200	783,600	794,600	797,400
Inpatient surgeries(l)	506,500	484,500	487,100	494,500	493,100

(a)	Excludes eight facilities in 2010, 2009 and 2008 that were not consolidated (accounted for using the equity method) for financial reporting purposes.
(b)

Excludes one facility in 2012 and 2011, nine facilities in 2010 and eight facilities in 2009 and 2008 that were not consolidated (accounted for using the equity method) for financial reporting purposes.

(c)	Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.
(d)	Represents the average number of licensed beds, weighted based on periods owned.
(e)	Represents the total number of patients admitted to our hospitals and is used by management and certain investors as a general measure of inpatient volume.
(f)

Equivalent admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Equivalent admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The equivalent admissions computation “equates” outpatient revenue to the volume measure (admissions) used to measure inpatient volume, resulting in a general measure of combined inpatient and outpatient volume.

(g)	Represents the average number of days admitted patients stay in our hospitals.
(h)	Represents the average number of patients in our hospital beds each day.
(i)	Represents the percentage of hospital licensed beds occupied by patients. Both average daily census and occupancy rate provide measures of the utilization of inpatient rooms.
(j)	Represents the number of patients treated in our emergency rooms.
(k)	Represents the number of surgeries performed on patients who were not admitted to our hospitals. Pain management and endoscopy procedures are not included in outpatient surgeries.
(l)	Represents the number of surgeries performed on patients who have been admitted to our hospitals. Pain management and endoscopy procedures are not included in inpatient surgeries.

Competition

Generally, other hospitals in the local communities served by most of our hospitals provide services similar to those offered by our hospitals. Additionally, in recent years the number of freestanding specialty hospitals, surgery centers, emergency departments, urgent care centers and diagnostic and imaging centers in the geographic areas in which we operate has increased significantly. As a result, most of our hospitals operate in a highly competitive environment. In some cases, competing hospitals are more established than our hospitals. Some competing facilities are physician-owned or are owned by tax-supported government agencies and many others are owned by not-for-profit entities that may be supported by endowments, charitable contributions and/or tax revenues and are exempt from sales, property and income taxes. Such exemptions and support are not available to our hospitals and may provide the tax-supported or not-for-profit entities an advantage in funding capital expenditures. In certain localities there are large teaching hospitals that provide highly specialized facilities, equipment and services that may not be available at most of our hospitals. We also face competition from specialty hospitals and from both our own and unaffiliated freestanding ASCs for market share in certain high margin services.

Psychiatric hospitals frequently attract patients from areas outside their immediate locale and, therefore, our psychiatric hospitals compete with both local and regional hospitals, including the psychiatric units of general, acute care hospitals.

Our strategies are designed to ensure our hospitals are competitive. We believe our hospitals compete within local communities on the basis of many factors, including the quality of care, ability to attract and retain quality physicians, skilled clinical personnel and other health care professionals, location, breadth of services, technology offered, quality and condition of the facilities and prices charged. The Health Reform Law requires hospitals to publish annually a list of their standard charges for items and services. We have increased our focus on operating outpatient services with improved accessibility and more convenient service for patients, and increased predictability and efficiency for physicians.

Two of the most significant factors to the competitive position of a hospital are the number and quality of physicians affiliated with or employed by the hospital. Although physicians may at any time terminate their relationship with a hospital we operate, our hospitals seek to retain physicians with varied specialties on the hospitals’ medical staffs and to attract other qualified physicians. We believe physicians refer patients to a hospital on the basis of the quality and scope of services it renders to patients and physicians, the quality of physicians on the medical staff, the location of the hospital and the quality of the hospital’s facilities, equipment and employees. Accordingly, we strive to maintain and provide quality facilities, equipment, employees and services for physicians and patients. Our hospitals face competition from competitors that are implementing physician alignment strategies, such as employing physicians, acquiring physician practice groups and participating in ACOs or other clinical integration models.

Another major factor in the competitive position of a hospital is our ability to negotiate service contracts with purchasers of group health care services. Managed care plans attempt to direct and control the use of hospital services and obtain discounts from hospitals’ established gross charges. In addition, employers and traditional health insurers continue to attempt to contain costs through negotiations with hospitals for managed care programs and discounts from established gross charges. Generally, hospitals compete for service contracts with group health care services purchasers on the basis of price, market reputation, geographic location, quality and range of services, quality of the medical staff and convenience. Our future success will depend, in part, on our ability to retain and renew our managed care contracts and enter into new managed care contracts on favorable terms. Other health care providers may impact our ability to enter into managed care contracts or negotiate increases in our reimbursement and other favorable terms and conditions. For example, some of our competitors may negotiate exclusivity provisions with managed care plans or otherwise restrict the ability of managed care companies to contract with us. The trend toward consolidation among non-government payers tends to increase their bargaining power over fee structures. In addition, as various provisions of the Health Reform Law are implemented, including the establishment of American Health Benefit Exchanges (“Exchanges”) and limitations on rescissions of coverage and pre-existing condition exclusions, non-government payers may increasingly demand reduced fees or be unwilling to negotiate reimbursement increases. The importance of obtaining contracts with managed care organizations varies from community to community, depending on the market strength of such organizations.

State certificate of need (“CON”) laws, which place limitations on a health care facility’s ability to expand services and facilities, make capital expenditures and otherwise make changes in operations, may also have the effect of restricting competition. We currently operate health care facilities in a number of states with CON laws. Before issuing a CON, these states consider the need for additional or expanded health care facilities or services. In those states that have no CON laws or that set relatively high levels of expenditures before they become reviewable by state authorities, competition in the form of new services, facilities and capital spending is more prevalent. See Item 1, “Business — Regulation and Other Factors.”

We and the health care industry as a whole face the challenge of continuing to provide quality patient care while dealing with rising costs and strong competition for patients. Changes in medical technology, existing and future legislation, regulations and interpretations and managed care contracting for provider services by private and government payers remain ongoing challenges.

Admissions, average lengths of stay and reimbursement amounts continue to be negatively affected by payer-required pre-admission authorization, utilization review and payer pressure to maximize outpatient and alternative health care delivery services for less acutely ill patients. The Health Reform Law potentially expands the use of prepayment review by Medicare contractors by eliminating statutory restrictions on their use. Increased competition, admission constraints and payer pressures are expected to continue. To meet these challenges, we intend to expand and update our facilities or acquire or construct new facilities where appropriate, to enhance the provision of a comprehensive array of outpatient services, offer market competitive pricing to private payer groups, upgrade facilities and equipment and offer new or expanded programs and services.

Regulation and Other Factors

Licensure, Certification and Accreditation

Health care facility construction and operation are subject to numerous federal, state and local regulations relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, maintenance of adequate records, fire prevention, rate-setting and compliance with building codes and environmental protection laws. Facilities are subject to periodic inspection by governmental and other authorities to assure continued compliance with the various standards necessary for licensing and accreditation. We believe our health care facilities are properly licensed under applicable state laws. Each of our acute care hospitals located in the United States is eligible to participate in Medicare and Medicaid programs and is accredited by The Joint Commission. If any facility were to lose its Medicare or Medicaid certification, the facility would be unable to receive reimbursement from federal health care programs. If any facility were to lose accreditation, the facility would be subject to state surveys, potentially be subject to increased scrutiny by CMS and likely lose payment from non-government payers. Management believes our facilities are in substantial compliance with current applicable federal, state, local and independent review body regulations and standards. The requirements for licensure, certification and accreditation are subject to change and, in order to remain qualified, it may become necessary for us to make changes in our facilities, equipment, personnel and services. The requirements for licensure, certification and accreditation also include notification or approval in the event of the transfer or change of ownership or certain other changes. Failure to provide required notifications or obtain necessary approvals in these circumstances can result in the inability to complete an acquisition or change of ownership, loss of licensure or other penalties.

Certificates of Need

In some states where we operate hospitals and other health care facilities, the construction or expansion of health care facilities, the acquisition of existing facilities, the transfer or change of ownership and the addition of new beds or services may be subject to review by and prior approval of, or notifications to, state regulatory agencies under a CON program. Such laws generally require the reviewing state agency to determine the public need for additional or expanded health care facilities and services. Failure to provide required notifications or obtain necessary state approvals can result in the inability to expand facilities, complete an acquisition or change ownership or other penalties.

State Rate Review

Some states have adopted legislation mandating rate or budget review for hospitals or have adopted taxes on hospital revenues, assessments or licensure fees to fund indigent health care within the state. In the aggregate, indigent tax provisions have not materially, adversely affected our results of operations. Although we do not currently operate facilities in states that mandate rate or budget reviews, we cannot predict whether we will operate in such states in the future, or whether the states in which we currently operate may adopt legislation mandating such reviews.

Federal Health Care Program Regulations

Participation in any federal health care program, including the Medicare and Medicaid programs, is heavily regulated by statute and regulation. If a hospital fails to substantially comply with the numerous conditions of participation in the Medicare and Medicaid programs or performs certain prohibited acts, the hospital’s participation in the federal health care programs may be terminated, or civil and/or criminal penalties may be imposed.

Anti-kickback Statute

A section of the Social Security Act known as the “Anti-kickback Statute” prohibits providers and others from directly or indirectly soliciting, receiving, offering or paying any remuneration with the intent of generating referrals or orders for services or items covered by a federal health care program. Courts have interpreted this statute broadly and held that there is a violation of the Anti-kickback Statute if just one purpose of the remuneration is to generate referrals, even if there are other lawful purposes. Furthermore, the Health Reform Law provides that knowledge of the law or the intent to violate the law is not required. Violations of the Anti-kickback Statute may be punished by a criminal fine of up to $25,000 for each violation or imprisonment, civil money penalties of up to $50,000 per violation and damages of up to three times the total amount of the remuneration and/or exclusion from participation in federal health care programs, including Medicare and Medicaid. The Health Reform Law provides that submission of a claim for services or items generated in violation of the Anti-kickback Statute constitutes a false or fraudulent claim and may be subject to additional penalties under the federal False Claims Act (“FCA”).

The OIG, among other regulatory agencies, is responsible for identifying and eliminating fraud, abuse and waste. The OIG carries out this mission through a nationwide program of audits, investigations and inspections. The OIG provides guidance to the industry through various methods including advisory opinions and “Special Fraud Alerts.” These Special Fraud Alerts do not have the force of law, but identify features of arrangements or transactions that the government believes may cause the arrangements or transactions to violate the Anti-kickback Statute or other federal health care laws. The OIG has identified several incentive arrangements that constitute suspect practices, including: (a) payment of any incentive by a hospital each time a physician refers a patient to the hospital, (b) the use of free or significantly discounted office space or equipment in facilities usually located close to the hospital, (c) provision of free or significantly discounted billing, nursing or other staff services, (d) free training for a physician’s office staff in areas such as management techniques and laboratory techniques, (e) guarantees which provide, if the physician’s income fails to reach a predetermined level, the hospital will pay any portion of the remainder, (f) low-interest or interest-free loans, or loans which may be forgiven if a physician refers patients to the hospital, (g) payment of the costs of a physician’s travel and expenses for conferences, (h) coverage on the hospital’s group health insurance plans at an inappropriately low cost to the physician, (i) payment for services (which may include consultations at the hospital) which require few, if any, substantive duties by the physician, (j) purchasing goods or services from physicians at prices in excess of their fair market value, and (k) rental of space in physician offices, at other than fair market value terms, by persons or entities to which physicians refer. The OIG has encouraged persons having information about hospitals who offer the above types of incentives to physicians to report such information to the OIG.

The OIG also issues “Special Advisory Bulletins” as a means of providing guidance to health care providers. These bulletins, along with the Special Fraud Alerts, have focused on certain arrangements that could be subject to heightened scrutiny by government enforcement authorities, including: (a) contractual joint venture arrangements and other joint venture arrangements between those in a position to refer business, such as physicians, and those providing items or services for which Medicare or Medicaid pays, and (b) certain “gainsharing” arrangements, i.e., the practice of giving physicians a share of any reduction in a hospital’s costs for patient care attributable in part to the physician’s efforts.

In addition to issuing Special Fraud Alerts and Special Advisory Bulletins, the OIG issues compliance program guidance for certain types of health care providers. The OIG guidance identifies a number of risk areas under federal fraud and abuse statutes and regulations. These areas of risk include compensation arrangements with physicians, recruitment arrangements with physicians and joint venture relationships with physicians.

As authorized by Congress, the OIG has published safe harbor regulations that outline categories of activities deemed protected from prosecution under the Anti-kickback Statute. Currently, there are statutory exceptions and safe harbors for various activities, including the following: certain investment interests, space rental, equipment rental, practitioner recruitment, personnel services and management contracts, sale of practice, referral services, warranties, discounts, employees, group purchasing organizations, waiver of beneficiary coinsurance and deductible amounts, managed care arrangements, obstetrical malpractice insurance subsidies, investments in group practices, freestanding surgery centers, ambulance replenishing, and referral agreements for specialty services.

The fact that conduct or a business arrangement does not fall within a safe harbor, or it is identified in a Special Fraud Alert, Special Advisory Bulletin or other guidance or as a risk area in the Supplemental Compliance Guidelines for Hospitals, does not necessarily render the conduct or business arrangement illegal under the Anti-kickback Statute. However, such conduct and business arrangements may lead to increased scrutiny by government enforcement authorities.

We have a variety of financial relationships with physicians and others who either refer or influence the referral of patients to our hospitals and other health care facilities, including employment contracts, leases, medical director agreements and professional service agreements. We also have similar relationships with physicians and facilities to which patients are referred from our facilities. In addition, we provide financial incentives, including minimum revenue guarantees, to recruit physicians into the communities served by our hospitals. While we endeavor to comply with the applicable safe harbors, certain of our current arrangements, including joint ventures and financial relationships with physicians and other referral sources and persons and entities to which we refer patients, do not qualify for safe harbor protection.

Although we believe our arrangements with physicians and other referral sources have been structured to comply with current law and available interpretations, there can be no assurance regulatory authorities enforcing these laws will determine these financial arrangements comply with the Anti-kickback Statute or other applicable laws. An adverse determination could subject us to liabilities under the Social Security Act and other laws, including criminal penalties, civil monetary penalties and exclusion from participation in Medicare, Medicaid or other federal health care programs.

Stark Law

The Social Security Act also includes a provision commonly known as the “Stark Law.” The Stark Law prohibits physicians from referring Medicare and Medicaid patients to entities with which they or any of their immediate family members have a financial relationship, if these entities provide certain “designated health services” reimbursable by Medicare or Medicaid unless an exception applies. The Stark Law also prohibits entities that provide designated health services reimbursable by Medicare and Medicaid from billing the Medicare and Medicaid programs for any items or services that result from a prohibited referral and requires the entities to refund amounts received for items or services provided pursuant to the prohibited referral. “Designated health services” include inpatient and outpatient hospital services, clinical laboratory services and radiology services. Sanctions for violating the Stark Law include denial of payment, civil monetary penalties of up to $15,000 per claim submitted and exclusion from the federal health care programs. Entities that receive payment as a result of services provided to a Medicare patient who is referred by a physician with whom the entity has a Stark Law non-compliant financial relationship must refund such amounts within the required time period. Failure to do so may constitute a false or fraudulent claim and may result in civil penalties and additional penalties under the FCA. The statute also provides for a penalty of up to $100,000 for a circumvention scheme. There are exceptions to the self-referral prohibition for many of the customary financial arrangements between physicians and providers, including employment contracts, leases and recruitment agreements. Unlike safe harbors under the Anti-kickback Statute with which compliance is voluntary, a financial relationship must comply with every requirement of a Stark Law exception or the arrangement is in violation of the Stark Law. Although there is an exception for a physician’s ownership interest in an entire hospital, the Health Reform Law prohibits newly created physician-owned hospitals from billing for Medicare patients referred by their physician owners. As a result, the law effectively prevents the formation of new physician-owned hospitals after December 31, 2010. While the Health Reform Law grandfathers existing physician-owned hospitals, it does not allow these hospitals to increase the percentage of physician ownership and significantly restricts their ability to expand services.

Through a series of rulemakings, CMS has issued final regulations implementing the Stark Law. Additional changes to these regulations, which became effective October 1, 2009, further restrict the types of arrangements facilities and physicians may enter, including additional restrictions on certain leases, percentage compensation arrangements, and agreements under which a hospital purchases services “under arrangements.” While these regulations were intended to clarify the requirements of the exceptions to the Stark Law, it is unclear how the government will interpret many of these exceptions for enforcement purposes. Further, we do not always have the benefit of significant regulatory or judicial interpretation of the Stark Law and its implementing regulations. We attempt to structure our relationships to meet an exception to the Stark Law, but the regulations implementing the exceptions are detailed and complex, and we cannot assure that every relationship complies fully with the Stark Law.

Similar State Laws

Many states in which we operate also have laws similar to the Anti-kickback Statute that prohibit payments to physicians for patient referrals and laws similar to the Stark Law that prohibit certain self-referrals. The scope of these state laws is broad because they can often apply regardless of the source of payment for care, and little precedent exists for their interpretation or enforcement. These statutes typically provide for criminal and civil penalties, as well as loss of facility licensure.

Other Fraud and Abuse Provisions

        HIPAA broadened the scope of certain fraud and abuse laws by adding several criminal provisions for health care fraud offenses that apply to all health benefit programs. The Social Security Act also imposes criminal and civil penalties for making false claims and statements to Medicare and Medicaid. False claims include, but are not limited to, billing for services not rendered or for misrepresenting actual services rendered in order to obtain higher reimbursement, billing for unnecessary goods and services and cost report fraud. Federal enforcement officials have the ability to exclude from Medicare and Medicaid any investors, officers and managing employees associated with business entities that have committed health care fraud, even if the officer or managing employee had no knowledge of the fraud. Criminal and civil penalties may be imposed for a number of other prohibited activities, including failure to return known overpayments, certain gainsharing arrangements, billing Medicare amounts that are substantially in excess of a provider’s usual charges, offering remuneration to influence a Medicare or Medicaid beneficiary’s selection of a health care provider, contracting with an individual or entity known to be excluded from a federal health care program, making or accepting a payment to induce a physician to reduce or limit services, and soliciting or receiving any remuneration in return for referring an individual for an item or service payable by a federal health care program. Like the Anti-kickback Statute, these provisions are very broad. Under the Health Reform Law, civil penalties may be imposed for the failure to report and return an overpayment within 60 days of identifying the overpayment or by the date a corresponding cost report is due, whichever is later. To avoid liability, providers must, among other things, carefully and accurately code claims for reimbursement, promptly return overpayments and accurately prepare cost reports.

Some of these provisions, including the federal Civil Monetary Penalty Law, require a lower burden of proof than other fraud and abuse laws, including the Anti-kickback Statute. Civil monetary penalties that may be imposed under the federal Civil Monetary Penalty Law range from $10,000 to $50,000 per act, and in some cases may result in penalties of up to three times the remuneration offered, paid, solicited or received. In addition, a violator may be subject to exclusion from federal and state health care programs. Federal and state governments increasingly use the federal Civil Monetary Penalty Law, especially where they believe they cannot meet the higher burden of proof requirements under the Anti-kickback Statute. Further, individuals can receive up to $1,000 for providing information on Medicare fraud and abuse that leads to the recovery of at least $100 of Medicare funds under the Medicare Integrity Program.

The Federal False Claims Act and Similar State Laws

The qui tam, or whistleblower, provisions of the FCA allow private individuals to bring actions on behalf of the government alleging that the defendant has defrauded the federal government. Further, the government may use the FCA to prosecute Medicare and other government program fraud in areas such as coding errors, billing for services not provided and submitting false cost reports. When a private party brings a qui tam action under the FCA, the defendant is not made aware of the lawsuit until the government commences its own investigation or makes a determination whether it will intervene. If a defendant is determined by a court of law to be liable under the FCA, the defendant may be required to pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim. There are many potential bases for liability under the FCA. Liability often arises when an entity knowingly submits a false claim for reimbursement to the federal government. The FCA defines the term “knowingly” broadly. Though simple negligence will not give rise to liability under the FCA, submitting a claim with reckless disregard to its truth or falsity constitutes a “knowing” submission under the FCA and, therefore, may create liability. The Fraud Enforcement and Recovery Act of 2009 expanded the scope of the FCA by, among other things, creating liability for knowingly and improperly avoiding repayment of an overpayment received from the government and broadening protections for whistleblowers. Under the Health Reform Law, the FCA is implicated by the knowing failure to report and return an overpayment within 60 days of identifying the overpayment or by the date a corresponding cost report is due, whichever is later. Further, the Health Reform Law expands the scope of the FCA to cover payments in connection with the Exchanges to be created by the Health Reform Law, if those payments include any federal funds.

In some cases, whistleblowers and the federal government have taken the position, and some courts have held, that providers who allegedly have violated other statutes, such as the Anti-kickback Statute and the Stark Law, have thereby submitted false claims under the FCA. The Health Reform Law clarifies this issue with respect to the Anti-kickback Statute by providing that submission of claims for services or items generated in violation of the Anti-kickback Statute constitutes a false or fraudulent claim under the FCA. Every entity that receives at least $5 million annually in Medicaid payments must have written policies for all employees, contractors or agents, providing detailed information about false claims, false statements and whistleblower protections under certain federal laws, including the FCA, and similar state laws. In addition, federal law provides an incentive to states to enact false claims laws comparable to the FCA. A number of states in which we operate have adopted their own false claims provisions as well as their own whistleblower provisions under which a private party may file a civil lawsuit in state court. We have adopted and distributed policies pertaining to the FCA and relevant state laws.

HIPAA Administrative Simplification and Privacy and Security Requirements

The Administrative Simplification Provisions of HIPAA require the use of uniform electronic data transmission standards for certain health care claims and payment transactions submitted or received electronically. These provisions are intended to encourage electronic commerce in the health care industry. HHS has issued regulations implementing the HIPAA Administrative Simplification Provisions and compliance with these regulations is mandatory for our facilities. As required by the Health Reform Law, HHS is in the process of adopting standards for additional electronic transactions and establishing operating rules to promote uniformity in the implementation of each standardized electronic transaction. In addition, HIPAA requires that each provider use a National Provider Identifier. CMS has also published a final rule requiring the use of updated standard code sets for certain diagnoses and procedures known as ICD-10 code sets. Implementing the ICD-10 code sets will require significant administrative changes. Use of the ICD-10 code sets is required beginning October 1, 2014.

The privacy and security regulations promulgated pursuant to HIPAA extensively regulate the use and disclosure of individually identifiable health information, known as “protected health information,” and require covered entities, including health plans and most health care providers, to implement administrative, physical and technical safeguards to protect the security of such information. ARRA broadened the scope of the HIPAA privacy and security regulations. In addition, ARRA extends the application of certain provisions of the security and privacy regulations to business associates (entities that handle protected health information on behalf of covered entities) and subjects business associates to civil and criminal penalties for violation of the regulations. On January 17, 2013, HHS released a final rule that implements many of these ARRA provisions and becomes effective March 26, 2013. The final rule subjects business associates and their subcontractors to direct liability under the HIPAA privacy and security regulations and will likely require amendments to existing agreements with business associates. In addition, a covered entity may be subject to penalties as a result of a business associate violating HIPAA, if the business associate is found to be an agent of the covered entity. Covered entities and business associates must comply with the final rule by September 23, 2013, except that existing business associate agreements may qualify for an extended compliance date of September 23, 2014.

Covered entities must report breaches of unsecured protected health information to affected individuals without unreasonable delay but not to exceed 60 days of discovery of the breach by a covered entity or its agents. Notification must also be made to HHS and, in certain situations involving large breaches, to the media. HHS is required to publish on its website a list of all covered entities that report a breach involving more than 500 individuals. In its 2013 final rule, HHS modifies this breach notification requirement by creating a presumption that all non-permitted uses or disclosures of unsecured protected health information are breaches unless the covered entity or business associate establishes that there is a low probability the information has been compromised. Various state laws and regulations may also require us to notify affected individuals in the event of a data breach involving individually identifiable information.

Violations of the HIPAA privacy and security regulations may result in civil and criminal penalties, and ARRA has strengthened the enforcement provisions of HIPAA, which may result in increased enforcement activity. For example, ARRA broadens the applicability of the criminal penalty provisions to employees of covered entities and requires HHS to impose penalties for violations resulting from willful neglect. Under ARRA, HHS is required to conduct periodic HIPAA compliance audits of covered entities and their business associates. HHS conducted compliance audits of 115 covered entities in 2012 and has announced its intent to conduct additional audits. In addition, ARRA authorizes state attorneys general to bring civil actions seeking either injunction or damages in response to violations of HIPAA privacy and security regulations that threaten the privacy of state residents. ARRA also significantly increases the amount of the civil penalties, with penalties of up to $50,000 per violation for a maximum civil penalty of $1,500,000 in a calendar year for violations of the same requirement. The 2013 final rule implements many of the ARRA enforcement requirements. In the rule, HHS removed the requirement that HHS attempt to resolve HIPAA violations through informal means, such as allowing a covered entity to implement a corrective action plan, prior to imposing penalties. Instead, HHS has the discretion to resolve violations by moving directly to impose monetary penalties. We enforce a HIPAA compliance plan, which we believe complies with the HIPAA privacy and security regulations and under which a HIPAA compliance group monitors our compliance. The HIPAA privacy regulations and security regulations have and will continue to impose significant costs on our facilities in order to comply with these standards.

There are numerous other laws and legislative and regulatory initiatives at the federal and state levels addressing privacy and security concerns. Our facilities remain subject to any federal or state privacy-related laws that are more restrictive than the privacy regulations issued under HIPAA. These laws vary and could impose additional penalties.

EMTALA

All of our hospitals in the United States are subject to EMTALA. This federal law requires any hospital participating in the Medicare program to conduct an appropriate medical screening examination of every individual who presents to the hospital’s emergency room for treatment and, if the individual is suffering from an emergency medical condition, to either stabilize the condition or make an appropriate transfer of the individual to a facility able to handle the condition. The obligation to screen and stabilize emergency medical conditions exists regardless of an individual’s ability to pay for treatment. There are severe penalties under EMTALA if a hospital fails to screen or appropriately stabilize or transfer an individual or if the hospital delays appropriate treatment in order to first inquire about the individual’s ability to pay. Penalties for violations of EMTALA include civil monetary penalties and exclusion from participation in the Medicare program. In addition, an injured individual, the individual’s family or a medical facility that suffers a financial loss as a direct result of a hospital’s violation of the law can bring a civil suit against the hospital.

The government broadly interprets EMTALA to cover situations in which individuals do not actually present to a hospital’s emergency room, but present for emergency examination or treatment to the hospital’s campus, generally, or to a hospital-based clinic that treats emergency medical conditions or are transported in a hospital-owned ambulance, subject to certain exceptions. At least one court has interpreted the law also to apply to a hospital that has been notified of a patient’s pending arrival in a non-hospital owned ambulance. EMTALA does not generally apply to individuals admitted for inpatient services. The government has expressed its intent to investigate and enforce EMTALA violations actively in the future. We believe our hospitals operate in substantial compliance with EMTALA.

Corporate Practice of Medicine/Fee Splitting

Some of the states in which we operate have laws prohibiting corporations and other entities from employing physicians, practicing medicine for a profit and making certain direct and indirect payments or fee-splitting arrangements between health care providers designed to induce or encourage the referral of patients to, or the recommendation of, particular providers for medical products and services. Possible sanctions for violation of these restrictions include loss of license and civil and criminal penalties. In addition, agreements between the corporation and the physician may be considered void and unenforceable. These statutes vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies.

Health Care Industry Investigations

Significant media and public attention has focused in recent years on the hospital industry. This media and public attention, changes in government personnel or other factors may lead to increased scrutiny of the health care industry. Except as may be disclosed in our SEC filings, we are not aware of any material investigations of the Company under federal or state health care laws or regulations. It is possible that governmental entities could initiate investigations or litigation in the future at facilities we operate and that such matters could result in significant penalties, as well as adverse publicity. It is also possible that our executives and managers could be included in governmental investigations or litigation or named as defendants in private litigation.

Our substantial Medicare, Medicaid and other governmental billings result in heightened scrutiny of our operations. We continue to monitor all aspects of our business and have developed a comprehensive ethics and compliance program that is designed to meet or exceed applicable federal guidelines and industry standards. Because the law in this area is complex and constantly evolving, governmental investigations or litigation may result in interpretations that are inconsistent with our or industry practices.

In public statements surrounding current investigations, governmental authorities have taken positions on a number of issues, including some for which little official interpretation previously has been available, that appear to be inconsistent with practices that have been common within the industry and that previously have not been challenged in this manner. In some instances, government investigations that have in the past been conducted under the civil provisions of federal law may now be conducted as criminal investigations.

Both federal and state government agencies have increased their focus on and coordination of civil and criminal enforcement efforts in the health care area. The OIG and the Department of Justice (“DOJ”) have, from time to time, established national enforcement initiatives, targeting all hospital providers that focus on specific billing practices or other suspected areas of abuse. The Health Reform Law includes additional federal funding of $350 million over the next 10 years to fight health care fraud, waste and abuse, including $65 million for federal fiscal year 2012 and $40 million in federal fiscal year 2013. In addition, governmental agencies and their agents, such as MACs, fiscal intermediaries and carriers, may conduct audits of our health care operations. Private payers may conduct similar post-payment audits, and we also perform internal audits and monitoring.

In addition to national enforcement initiatives, federal and state investigations have addressed a wide variety of routine health care operations such as: cost reporting and billing practices, including for Medicare outliers; financial arrangements with referral sources; physician recruitment activities; physician joint ventures; and hospital charges and collection practices for self-pay patients. We engage in many of these routine health care operations and other activities that could be the subject of governmental investigations or inquiries. For example, we have significant Medicare and Medicaid billings, numerous financial arrangements with physicians who are referral sources to our hospitals, and joint venture arrangements involving physician investors. Certain of our individual facilities have received, and other facilities may receive, government inquiries from, and may be subject to investigation by, federal and state agencies. Any additional investigations of the Company, our executives or managers could result in significant liabilities or penalties to us, as well as adverse publicity.

Health Care Reform

The Health Reform Law will change how health care services are covered, delivered and reimbursed through expanded coverage of uninsured individuals, reduced growth in Medicare program spending, reductions in Medicare and Medicaid DSH payments, and the establishment of programs where reimbursement is tied to quality and integration. In addition, the law reforms certain aspects of health insurance, expands existing efforts to tie Medicare and Medicaid payments to performance and quality, and contains provisions intended to strengthen fraud and abuse enforcement. On June 28, 2012, the United States Supreme Court upheld the constitutionality of the individual mandate provisions of the Health Reform Law but struck down the provisions that would have allowed HHS to penalize states that do not implement the Medicaid expansion provisions with the loss of existing federal Medicaid funding.

Expanded Coverage

Based on CBO’s February 2013 projection, by 2022, the Health Reform Law will expand coverage to 27 million additional individuals. This increased coverage will occur through a combination of public program expansion and private sector health insurance and other reforms.

Medicaid Expansion

The primary public program coverage expansion will occur through changes in Medicaid, and to a lesser extent, expansion of the Children’s Health Insurance Program (“CHIP”). The most significant changes will expand the categories of individuals eligible for Medicaid coverage and permit individuals with relatively higher incomes to qualify. The federal government reimburses the majority of a state’s Medicaid expenses, and it conditions its payment on the state meeting certain requirements. The federal government currently requires that states provide coverage for only limited categories of low-income adults under 65 years old (e.g., women who are pregnant, and the blind or disabled). In addition, the income level required for individuals and families to qualify for Medicaid varies widely from state to state.

As enacted, the Health Reform Law requires, commencing January 1, 2014, all state Medicaid programs to provide, and the federal government to subsidize, Medicaid coverage to virtually all adults under 65 years old with incomes at or under 133% of the federal poverty level (“FPL”). Further, the Health Reform Law also requires states to apply a “5% income disregard” to the Medicaid eligibility standard, so that Medicaid eligibility will effectively be extended to those with incomes up to 138% of the FPL. As a result of the June 2012 United States Supreme Court ruling, some states may choose not to implement the Medicaid expansion. States that choose not to implement the Medicaid expansion will forego funding established by the Health Reform Law to cover most of the expansion costs. According to the CBO’s February 2013 projection, the new eligibility requirements will expand Medicaid and CHIP coverage by an estimated 12 million persons nationwide by 2022.

As Medicaid is a joint federal and state program, the federal government provides states with “matching funds” in a defined percentage, known as the federal medical assistance percentage (“FMAP”). Beginning in 2014, states will receive an enhanced FMAP for the individuals enrolled in Medicaid pursuant to the Health Reform Law. The FMAP percentage is as follows: 100% for calendar years 2014 through 2016; 95% for 2017; 94% in 2018; 93% in 2019; and 90% in 2020 and thereafter. CMS has indicated that states that only partially expand their Medicaid programs will not receive an enhanced FMAP.

The Health Reform Law also provides that the federal government will subsidize states that create non-Medicaid plans for residents whose incomes are greater than 133% of the FPL but do not exceed 200% of the FPL. Approved state plans will be eligible to receive federal funding. The amount of that funding per individual will be equal to 95% of subsidies that would have been provided for that individual had he or she enrolled in a health plan offered through one of the Exchanges, as discussed below.

Historically, states often have attempted to reduce Medicaid spending by limiting benefits and tightening Medicaid eligibility requirements. However, the Health Reform Law requires states to at least maintain Medicaid eligibility standards established prior to the enactment of the law for adults until January 1, 2014 and for children until October 1, 2019. States with budget deficits may seek a waiver from this requirement, but only to address eligibility standards that apply to adults making more than 133% of the FPL.

Private Sector Expansion

The expansion of health coverage through the private sector as a result of the Health Reform Law will occur through new requirements applicable to health insurers, employers and individuals. Health insurers must keep their annual nonmedical costs lower than 15% of premium revenue for the group market and lower than 20% in the small group and individual markets or rebate to enrollees the amount spent in excess of the percentage. In addition, health insurers are not permitted to deny coverage to children based upon a pre-existing condition and must allow dependent care coverage for children up to 26 years old. Commencing January 1, 2014, health insurers will be prohibited from imposing annual coverage limits, dropping coverage, excluding persons based upon pre-existing conditions or denying coverage for any individual who is willing to pay the premiums for such coverage.

Larger employers will be subject to new requirements and incentives to provide health insurance benefits to their full time employees. Effective January 1, 2014, employers with 50 or more employees that do not offer health insurance will be held subject to a penalty if an employee obtains government-subsidized coverage through an Exchange. The employer penalties will range from $2,000 to $3,000 per employee, subject to certain thresholds and conditions.

The Health Reform Law uses various means to induce individuals who do not have health insurance to obtain coverage. By January 1, 2014, individuals will be required to maintain health insurance for a minimum defined set of benefits or pay a tax penalty. The penalty in most cases is $95 in 2014, $325 in 2015, $695 in 2016, and indexed to a cost of living adjustment in subsequent years. The Internal Revenue Service (“IRS”), in consultation with HHS, is responsible for enforcing the tax penalty, although the Health Reform Law limits the availability of certain IRS enforcement mechanisms. In addition, for individuals and families below 400% of the FPL, the cost of obtaining health insurance through the Exchanges will be subsidized by the federal government. Those with lower incomes will be eligible to receive greater subsidies. It is anticipated that those at the lowest income levels will have the majority of their premiums subsidized by the federal government, in some cases in excess of 95% of the premium amount.

To facilitate the purchase of health insurance by individuals and small employers, each state must establish or participate in an Exchange or default to a federally-operated Exchange by January 1, 2014. Based on CBO estimates issued in February 2013, approximately 26 million individuals will obtain their health insurance coverage through an Exchange by 2022. This amount will include individuals who were previously uninsured and individuals who have switched from their prior insurance coverage to a plan obtained through an Exchange. The Health Reform Law requires that the Exchanges be designed to make the process of evaluating, comparing and acquiring coverage simple for consumers. For example, each state’s Exchange must maintain an internet website through which consumers may access health plan ratings that are assigned by the state based on quality and price, view governmental health program eligibility requirements and calculate the actual cost of health coverage. Health insurers participating in an Exchange must offer a set of minimum benefits, to be defined by HHS, and may offer more benefits. Health insurers must offer at least two, and up to five, levels of plans that vary by the percentage of medical expenses that must be paid by the enrollee. These levels are referred to as platinum, gold, silver, bronze and catastrophic plans, with gold and silver being the two mandatory levels of plans. Each level of plan must require the enrollee to share the following percentages of medical expenses up to the deductible/copayment limit: platinum, 10%; gold, 20%; silver, 30%; bronze, 40%; and catastrophic, 100%. Health insurers may establish varying deductible/copayment levels, up to the statutory maximum (estimated to be between $6,000 and $7,000 for an individual). The health insurers must cover 100% of the amount of medical expenses in excess of the deductible/copayment limit. For example, an individual making 100% to 200% of the FPL will have copayments and deductibles reduced to about one-third of the amount payable by those with the same plan with incomes at or above 400% of the FPL.

Public Program Spending

The Health Reform Law provides for Medicare, Medicaid and other federal health care program spending reductions between 2010 and 2019. In March 2010, CMS estimated Medicare fee-for-service reductions from 2010 to 2019 would be $233 billion and the Medicare and Medicaid DSH reductions would be an additional $64 billion. In February 2011, the CBO estimated that from 2012 to 2021, the Health Reform Law reductions would include $379 billion in Medicare fee-for-service market basket and productivity reimbursement reductions, the majority of which will come from hospitals. The CBO estimate included an additional $57 billion in reductions in Medicare and Medicaid DSH funding.

Payments for Hospitals and Ambulatory Surgery Centers

Inpatient Market Basket and Productivity Adjustment. Under the Medicare program, hospitals receive reimbursement under a PPS for general, acute care hospital inpatient services. CMS establishes fixed PPS payment amounts per inpatient discharge based on the patient’s assigned MS-DRG. These MS-DRG rates are updated each federal fiscal year, which begins October 1, using a market basket index that takes into account inflation experienced by hospitals and other entities outside the health care industry in purchasing goods and services.

The Health Reform Law provides for three types of annual reductions in the market basket. The first is a general reduction of a specified percentage each federal fiscal year starting in 2010 and extending through 2019. These reductions are as follows: federal fiscal year 2010, 0.25% for discharges occurring on or after April 1, 2010; 2011 (0.25%); 2012 (0.1%); 2013 (0.1%); 2014 (0.3%); 2015 (0.2%); 2016 (0.2%); 2017 (0.75%); 2018 (0.75%); and 2019 (0.75%).

The second type of reduction to the market basket is a “productivity adjustment” that was implemented by HHS beginning in federal fiscal year 2012. The amount of that reduction is the projected nationwide productivity gains over the preceding 10 years. To determine the projection, HHS uses the BLS 10-year moving average of changes in specified economy-wide productivity (the BLS data is typically a few years old). The Health Reform Law does not contain guidelines for HHS to use in projecting the productivity figure. For federal fiscal year 2013, CMS has announced a negative 0.7% productivity adjustment to the market basket. CMS estimates that the combined market basket and productivity adjustments will reduce Medicare payments under the inpatient PPS by $112.6 billion from 2010 to 2019.

The third type of reduction is in connection with the value-based purchasing program discussed in more detail below. Beginning in federal fiscal year 2013, CMS will reduce the inpatient PPS payment amount for all discharges by the following: 1% for 2013; 1.25% for 2014; 1.5% for 2015; 1.75% for 2016; and 2% for 2017 and subsequent years. For each federal fiscal year, the total amount collected from these reductions will be pooled and used to fund payments to hospitals that satisfy certain quality metrics. While some or all of these reductions may be recovered if a hospital satisfies these quality metrics, the recovery amounts may be delayed.

If the aggregate of the three market basket reductions described above is more than the annual market basket adjustments made to account for inflation, there will be a reduction in the MS-DRG rates paid to hospitals. For example, for the federal fiscal year 2011 hospital inpatient PPS, the market basket increase to account for inflation was 2.6% and the aggregate reduction due to the Health Reform Law and the documentation and coding adjustment was 3.15%. Thus, the rates paid to a hospital for inpatient services in federal fiscal year 2011 were 0.55% less than rates paid for the same services in the prior year.

Quality-Based Payment Adjustments and Reductions for Inpatient Services. The Health Reform Law establishes or expands three provisions to promote value-based purchasing and to link payments to quality and efficiency. First, in federal fiscal year 2013, HHS is directed to implement a value-based purchasing program for inpatient hospital services. This program will reward hospitals that meet certain quality performance standards established by HHS. The Health Reform Law provides HHS considerable discretion over the value-based purchasing program. On April 29, 2011, CMS issued a final rule establishing the value-based purchasing program for hospital inpatient services. Under this final rule, CMS states that it estimates it will distribute $850 million in federal fiscal year 2013 to hospitals based on their overall performance on a set of quality measures that have been linked to improved clinical processes of care and patient satisfaction. For payments in federal fiscal year 2013, hospitals will be scored based on a weighted average of patient experience scores using the Hospital Consumer Assessment of Healthcare Providers and Systems survey and 12 clinical process-of-care measures. CMS will score each hospital based on achievement (relative to other hospitals) and improvement ranges (relative to the hospital’s own past performance) for each applicable measure. Because the Health Reform Law provides that the pool will be fully distributed, hospitals that meet or exceed the quality performance standards set by HHS will receive greater reimbursement under the value-based purchasing program than they would have otherwise. Hospitals that do not achieve the necessary quality performance will receive reduced Medicare inpatient hospital payments. CMS published the value-based incentive payment adjustment factor for each hospital for federal fiscal year 2013 discharges on December 20, 2012.

Second, beginning in federal fiscal year 2013, inpatient payments will be reduced if a hospital experiences “excess readmissions” within the 30-day period from the date of discharge for heart attack, heart failure, pneumonia or other conditions that may be designated by CMS. Hospitals with what CMS defines as “excess readmissions” for these conditions will receive reduced payments for all inpatient discharges, not just discharges relating to the conditions subject to the excess readmission standard. The amount by which payments will be reduced if a hospital experiences excess readmissions is determined by comparison of the hospital’s readmission performance to risk-adjusted national average and is subject to a cap established by CMS. Each hospital’s performance will be publicly reported by CMS.

Third, reimbursement will be reduced based on a facility’s HAC rates. A HAC is a condition that is acquired by a patient while admitted as an inpatient in a hospital, such as a surgical site infection. Beginning in federal fiscal year 2015, the 25% of hospitals with the worst national risk-adjusted HAC rates in the previous year will receive a 1% reduction in their total inpatient operating Medicare payments. In addition, the Health Reform Law prohibits the use of federal funds under the Medicaid program to reimburse providers for medical services provided to treat HACs. CMS has issued a final rule implementing this prohibition for services with dates beginning July 1, 2012. The final rule authorizes states to add additional provider-preventable conditions to the list of HACs for which Medicaid reimbursement will not be allowed.

Outpatient Market Basket and Productivity Adjustment. Hospital outpatient services paid under PPS are classified into APCs. The APC payment rates are updated each calendar year based on the market basket. The first two market basket changes outlined above — the general reduction and the productivity adjustment — apply to outpatient services as well as inpatient services, although these are applied on a calendar year basis. The percentage changes specified in the Health Reform Law summarized above as the general reduction for inpatients — e.g., 0.2% in 2015 — are the same for outpatients.

Medicare and Medicaid DSH Payments. The Medicare DSH program provides for additional payments to hospitals that treat a disproportionate share of low-income patients. Under the Health Reform Law, beginning in federal fiscal year 2014, Medicare DSH payments will be reduced to 25% of the amount they otherwise would have been absent the law. The remaining 75% of the amount that would otherwise be paid under Medicare DSH will be effectively pooled, and this pool will be reduced further each year by a formula that reflects reductions in the national level of uninsured who are under 65 years of age. In other words, the greater the level of coverage for the uninsured nationally, the more the Medicare DSH payment pool will be reduced. Each hospital will then be paid, out of the reduced DSH payment pool, an amount allocated based upon its level of uncompensated care.

It is difficult to predict the full impact of the Medicare DSH reductions, and CBO and CMS estimates differ by $38 billion. The Health Reform Law does not mandate what data source HHS must use to determine the reduction, if any, in the uninsured population nationally. In addition, the Health Reform Law does not contain a definition of “uncompensated care.” As a result, it is unclear how a hospital’s share of the Medicare DSH payment pool will be calculated. CMS could use the definition of “uncompensated care” used in connection with hospital cost reports. However, in July 2009, CMS proposed material revisions to the definition of “uncompensated care” used for cost report purposes. Those revisions would exclude certain significant costs that had historically been covered, such as unreimbursed costs of Medicaid services. CMS has not issued a final rule, and the Health Reform Law does not require HHS to use this definition, even if finalized, for DSH purposes. How CMS ultimately defines “uncompensated care” for purposes of these DSH funding provisions could have a material effect on a hospital’s Medicare DSH reimbursements. In addition to Medicare DSH funding, hospitals that provide care to a disproportionately high number of low-income patients may receive Medicaid DSH payments. The federal government distributes federal Medicaid DSH funds to each state based on a statutory formula. The states then distribute the DSH funding among qualifying hospitals. Although federal Medicaid law defines some level of hospitals that must receive Medicaid DSH funding, states have broad discretion to define additional hospitals that also may qualify for Medicaid DSH payments and the amount of such payments. The Health Reform Law will reduce funding for the Medicaid DSH hospital program in federal fiscal years 2014 through 2020 by the following amounts: 2014 ($500 million); 2015 ($600 million); 2016 ($600 million); 2017 ($1.8 billion); 2018 ($5 billion); 2019 ($5.6 billion); and 2020 ($4 billion). The Jobs Creation Act and the American Taxpayer Relief Act of 2012 provide for additional Medicaid DSH reductions in federal fiscal years 2021 and 2022 estimated at $4.1 billion and $4.2 billion, respectively. How such cuts are allocated among the states, and how the states allocate these cuts among providers, have yet to be determined.

ACOs. The Health Reform Law requires HHS to establish the MSSP, which promotes accountability and coordination of care through the creation of ACOs. The MSSP allows certain providers and suppliers (including hospitals, physicians and other designated professionals) to voluntarily form ACOs and work together along with other ACO participants to invest in infrastructure and redesign delivery processes to achieve high quality and efficient delivery of services. The program is intended to produce savings as a result of improved quality and operational efficiency. ACOs that achieve quality performance standards established by HHS will be eligible to share in a portion of the amounts saved by the Medicare program. HHS has significant discretion to determine key elements of the program. In 2011, CMS, the OIG and certain other federal agencies released a series of rules and guidance further defining and implementing the ACO program. These rules and guidance provide for two different ACO tracks, the first of which allows ACOs to share only in the savings under the MSSP. The second track requires ACOs to share in any savings and losses under the MSSP but offers ACOs a greater share of any savings realized under the MSSP. As authorized by the Health Reform Law, the rules and guidance also provide for certain waivers from fraud and abuse laws for ACOs. CMS has approved over 200 ACOs to participate in the MSSP.

Bundled Payment Pilot Programs. The Health Reform Law created the Center for Medicare and Medicaid Innovation with responsibility for establishing demonstration projects and other initiatives in order to identify, develop, test and encourage the adoption of new methods of delivering and paying for health care that create savings under the Medicare and Medicaid programs while improving quality of care. One initiative announced by the Center for Medicare and Medicaid Innovation is a voluntary bundled payment initiative involving over 400 participants that will link payments to participating providers for services provided during an episode of care. In addition, the Health Reform Law requires HHS to establish a five-year, voluntary, national pilot program on payment bundling for Medicare services beginning no later than January 1, 2013. Under the program, providers will agree to receive one payment for services provided to Medicare patients for certain medical conditions or episodes of care. HHS has discretion to determine how the program will function, including what medical conditions will be included in the program and the amount of the payment for each condition. The Health Reform Law also provides for a five-year bundled payment pilot program for Medicaid services. HHS may select up to eight states to participate based on the potential to lower costs under the Medicaid program while improving care. State programs may target particular categories of beneficiaries, selected diagnoses or geographic regions of the state. The selected state programs will provide one payment for both hospital and physician services provided to Medicaid patients for certain episodes of inpatient care. For both pilot programs, HHS will determine the relationship between the programs and restrictions in certain existing laws, including the Civil Monetary Penalty Law, the Anti-kickback Statute, the Stark Law and the HIPAA privacy, security and transaction standard requirements. However, the Health Reform Law does not authorize HHS to waive other laws that may impact the ability of hospitals and other eligible participants to participate in the pilot programs, such as antitrust laws.

Ambulatory Surgery Centers. The Health Reform Law reduces reimbursement for ASCs through a productivity adjustment to the market basket similar to the productivity adjustment for inpatient and outpatient hospital services. In addition, CMS has established a quality reporting program for ASCs under which ASCs that fail to report on required quality measures will receive a 2% reduction in reimbursement beginning with the calendar year 2014 payment determination.

Medicare Managed Care (Medicare Advantage or “MA”). Under the MA program, the federal government contracts with private health plans to provide inpatient and outpatient benefits to beneficiaries who enroll in such plans. In 2012, approximately 12.8 million Medicare beneficiaries elected to enroll in MA plans. Effective in 2014, the Health Reform Law requires MA plans to keep annual administrative costs lower than 15% of annual premium revenue. The Health Reform Law reduces, over a three year period starting in 2012, premium payments to the MA plans such that CMS’ managed care per capita premium payments are, on average, equal to traditional Medicare. In addition, the Health Reform Law implements fee payment adjustments based on service benchmarks and quality ratings. As a result of these changes, payments to MA plans are estimated to be reduced by $138 to $145 billion between 2010 and 2019. These reductions to MA plan premium payments may cause some plans to raise premiums or limit benefits, which in turn might cause some Medicare beneficiaries to terminate their MA coverage and enroll in traditional Medicare.

Physician-Owned Hospital Limitations

Over the last decade, we have faced significant competition from hospitals that have physician ownership. The Health Reform Law prohibits newly created physician-owned hospitals from billing for Medicare patients referred by their physician owners. As a result, the law effectively prevents the formation of new physician-owned hospitals that participate in Medicare and Medicaid after December 31, 2010. While the law grandfathers existing physician-owned hospitals, it does not allow these hospitals to increase the percentage of physician ownership and significantly restricts their ability to expand services.

Program Integrity and Fraud and Abuse

The Health Reform Law makes several significant changes to health care fraud and abuse laws, provides additional enforcement tools to the government, increases cooperation between agencies by establishing mechanisms for the sharing of information and enhances criminal and administrative penalties for non-compliance. For example, the Health Reform Law: (1) provides $350 million in increased federal funding over the next 10 years to fight health care fraud, waste and abuse; (2) expands the scope of the RAC program to include MA plans and Medicaid; (3) authorizes HHS, in consultation with the OIG, to suspend Medicare and Medicaid payments to a provider of services or a supplier “pending an investigation of a credible allegation of fraud;” (4) provides Medicare contractors with additional flexibility to conduct random prepayment reviews; and (5) tightens up the rules for returning overpayments made by governmental health programs and expands FCA liability to include failure to timely repay identified overpayments.

Impact of Health Reform Law on the Company

The expansion of health insurance coverage under the Health Reform Law may result in a material increase in the number of patients using our facilities who have either private or public program coverage. In addition, the Health Reform Law provides for the establishment of a value-based purchasing program, ACOs and bundled payment pilot programs. These and related initiatives create possible sources of additional revenue. However, with respect to the expansion of coverage, it is unclear how many states will decline to implement the Medicaid expansion. Those states with relatively low income eligibility requirements for Medicaid may have the greatest financial incentives to implement the Medicaid expansion. The Company has a significant presence in several of these low income eligibility states, including Florida, Georgia, Kansas, Louisiana, Missouri, Oklahoma, Texas and Virginia. However, the governors of a number of states, including Texas, in which a significant number of the Company’s licensed beds are located, have announced their intentions to opt out of expanding their Medicaid programs pursuant to the Health Reform Law. These statements are not legally binding and may be subject to change. It is difficult to predict the size of the potential revenue gains to the Company as a result of the expanded coverage, ACO and bundled payment provisions of the Health Reform Law because of uncertainty surrounding a number of material factors, including the following:

•	how many states will implement the Medicaid expansion provisions and under what terms;

•

how many previously uninsured individuals will obtain coverage as a result of the Health Reform Law (based on the CBO’s February 2013 estimates, by 2022, the Health Reform Law will expand coverage to 27 million additional individuals);

•	what percentage of the newly insured patients will be covered under the Medicaid program and what percentage will be covered by private health insurers;

•	the extent to which states will enroll new Medicaid participants in managed care programs;

•	the pace at which insurance coverage expands, including the pace of different types of coverage expansion;

•	the change, if any, in the volume of inpatient and outpatient hospital services that are sought by and provided to previously uninsured individuals;

•

the rate paid to hospitals by private payers for newly covered individuals, including those covered through the newly created Exchanges and those who might be covered under the Medicaid program under contracts with the state;

•	the rate paid by state governments under the Medicaid program for newly covered individuals;

•	the effect of the value-based purchasing program on our hospitals’ revenues and the effects of other quality programs;

•

the percentage of individuals in the Exchanges who select the high deductible plans, since health insurers offering those kinds of products have traditionally sought to pay lower rates to hospitals; and

•

whether the net effect of the Health Reform Law, including the prohibition on excluding individuals based on pre-existing conditions, the requirement to keep medical costs at or above a specified minimum percentage of premium revenue, other health insurance reforms and the annual fee applied to all health insurers, will be to put pressure on the bottom line of health insurers, which in turn might cause them to seek to reduce payments to hospitals with respect to both newly insured individuals and their existing business.

On the other hand, because 43% of our revenues in 2012 were from Medicare and Medicaid, reductions to these programs and changes to reimbursement methodologies may significantly impact the Company and could offset any positive effects of the Health Reform Law. It is difficult to predict the size or impact of the reductions to Medicare and Medicaid spending and other reimbursement changes resulting from the Health Reform Law because of uncertainty regarding a number of material factors, including the following:

•	the amount of overall revenues the Company will generate from Medicare and Medicaid business when the reductions are implemented;

•	whether reductions required by the Health Reform Law will be changed by statute or by judicial decision prior to becoming effective;

•	the size of the Health Reform Law’s annual productivity adjustment to the market basket;

•	the amount of the Medicare DSH reductions that will be made, commencing in federal fiscal year 2014;

•	the allocation to our hospitals of the Medicaid DSH reductions, commencing in federal fiscal year 2014;

•	what the losses in revenues will be, if any, from the Health Reform Law’s quality initiatives;

•	how successful ACOs will be at coordinating care and reducing costs or whether they will decrease reimbursement;

•	the scope and nature of potential changes to Medicare reimbursement methods, such as an emphasis on bundling payments or coordination of care programs;

•

whether the Company’s revenues from upper payment limit (“UPL”) programs, or other Medicaid supplemental programs developed through a federally approved waiver program (“Waiver Program”), will be adversely affected because there may be reductions in available state and local government funding for the programs; and

•	reductions to Medicare payments CMS may impose for “excess readmissions.”

Because of the many variables involved, we are unable to predict the net effect on the Company of the expected increases in insured individuals using our facilities, reductions in Medicare spending, reductions in Medicare and Medicaid DSH funding, and numerous other provisions in the Health Reform Law that may affect the Company. Further, it is unclear how efforts to repeal or revise the Health Reform Law and remaining or new federal lawsuits challenging its constitutionality will be resolved or what the impact would be of any resulting changes to the law.

General Economic and Demographic Factors

Budget deficits at federal, state and local government entities have had a negative impact on spending for many health and human service programs, including Medicare, Medicaid and similar programs, which represent significant payer sources for our hospitals. Other risks we face during periods of economic weakness and high unemployment include potential declines in the population covered under managed care agreements, increased patient decisions to postpone or cancel elective and nonemergency health care procedures, increases in the uninsured and underinsured populations, increased adoption of health plan structures that shift financial responsibility to patients and further difficulties in our collecting patient copayment and deductible receivables. The Health Reform Law seeks to decrease over time the number of uninsured individuals, by among other things requiring employers to offer, and individuals to carry, health insurance or be subject to penalties. However, it is difficult to predict the full impact of the Health Reform Law due to the law’s complexity, lack of implementing regulations or interpretive guidance, gradual and potentially delayed implementation, remaining or new court challenges, and possible amendment or repeal.

The health care industry is impacted by the overall United States economy. The federal deficit, the growing magnitude of Medicare expenditures and the aging of the United States population will continue to place pressure on federal health care programs.

Compliance Program

We maintain a comprehensive ethics and compliance program that is designed to meet or exceed applicable federal guidelines and industry standards. The program is intended to monitor and raise awareness of various regulatory issues among employees and to emphasize the importance of complying with governmental laws and regulations. As part of the ethics and compliance program, we provide annual ethics and compliance training to our employees and encourage all employees to report any violations to their supervisor, an ethics and compliance officer or a toll-free telephone ethics line. The Health Reform Law requires providers to implement core elements of compliance program criteria to be established by HHS, on a timeline to be established by HHS, as a condition of enrollment in the Medicare or Medicaid programs, and we may have to modify our compliance programs to comply with these new criteria.

Antitrust Laws

The federal government and most states have enacted antitrust laws that prohibit certain types of conduct deemed to be anti-competitive. These laws prohibit price fixing, concerted refusal to deal, market monopolization, price discrimination, tying arrangements, acquisitions of competitors and other practices that have, or may have, an adverse effect on competition. Violations of federal or state antitrust laws can result in various sanctions, including criminal and civil penalties. Antitrust enforcement in the health care industry is currently a priority of the Federal Trade Commission. We believe we are in compliance with such federal and state laws, but courts or regulatory authorities may reach a determination in the future that could adversely affect our operations.

Environmental Matters

We are subject to various federal, state and local statutes and ordinances regulating the discharge of materials into the environment. We do not believe that we will be required to expend any material amounts in order to comply with these laws and regulations.

Insurance

As is typical in the health care industry, we are subject to claims and legal actions by patients in the ordinary course of business. Subject to a $5 million per occurrence self-insured retention, our facilities are insured by our wholly-owned insurance subsidiary for losses up to $50 million per occurrence. The insurance subsidiary has obtained reinsurance for professional liability risks generally above a retention level of $15 million per occurrence. We also maintain professional liability insurance with unrelated commercial carriers for losses in excess of amounts insured by our insurance subsidiary.

We purchase, from unrelated insurance companies, coverage for directors and officers liability and property loss in amounts we believe are adequate. The directors and officers liability coverage includes a $5 million corporate deductible subsequent to our initial public offering in March 2011. In addition, we will continue to purchase coverage for our directors and officers on an ongoing basis. The property coverage includes varying deductibles depending on the cause of the property damage. These deductibles range from $500,000 per claim up to 5% of the affected property values for certain flood and wind and earthquake related incidents.

Employees and Medical Staffs

        At December 31, 2012, we had approximately 204,000 employees, including approximately 51,000 part-time employees. References herein to “employees” refer to employees of our affiliates. We are subject to various state and federal laws that regulate wages, hours, benefits and other terms and conditions relating to employment. At December 31, 2012, employees at 38 of our domestic hospitals are represented by various labor unions. While no elections are expected in 2013, it is possible additional hospitals may unionize in the future. We consider our employee relations to be good and have not experienced work stoppages that have materially, adversely affected our business or results of operations. Our hospitals, like most hospitals, have experienced rising labor costs. In some markets, nurse and medical support personnel availability has become a significant operating issue to health care providers. To address this challenge, we have implemented several initiatives to improve retention, recruiting, compensation programs and productivity.

Our hospitals are staffed by licensed physicians, including both employed physicians and physicians who are not employees of our hospitals. Some physicians provide services in our hospitals under contracts, which generally describe a term of service, provide and establish the duties and obligations of such physicians, require the maintenance of certain performance criteria and fix compensation for such services. Any licensed physician may apply to be accepted to the medical staff of any of our hospitals, but the hospital’s medical staff and the appropriate governing board of the hospital, in accordance with established credentialing criteria, must approve acceptance to the staff. Members of the medical staffs of our hospitals often also serve on the medical staffs of other hospitals and may terminate their affiliation with one of our hospitals at any time.

We may be required to continue to enhance wages and benefits to recruit and retain nurses and other medical support personnel or to hire more expensive temporary or contract personnel. As a result, our labor costs could increase. We also depend on the available labor pool of semi-skilled and unskilled employees in each of the markets in which we operate. Certain proposed changes in federal labor laws and the National Labor Relations Board’s (the “NLRB”) modification of its election procedures could increase the likelihood of employee unionization attempts. To the extent a significant portion of our employee base unionizes, our costs could increase materially. In addition, the states in which we operate could adopt mandatory nurse-staffing ratios or could reduce mandatory nurse-staffing ratios already in place. State-mandated nurse-staffing ratios could significantly affect labor costs, and have an adverse impact on revenues if we are required to limit patient admissions in order to meet the required ratios.

Item 1A.	Risk Factors

If any of the events discussed in the following risk factors were to occur, our business, financial position, results of operations, cash flows or prospects could be materially, adversely affected. Additional risks and uncertainties not presently known, or currently deemed immaterial, may also constrain our business and operations.

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations.

We are highly leveraged. As of December 31, 2012, our total indebtedness was $28.930 billion. As of December 31, 2012, we had availability of $1.934 billion under our senior secured revolving credit facility and $1.030 billion under our asset-based revolving credit facility, after giving effect to letters of credit and borrowing base limitations. Our high degree of leverage could have important consequences, including:

•	increasing our vulnerability to downturns or adverse changes in general economic, industry or competitive conditions and adverse changes in government regulations;

•

requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates as certain of our unhedged borrowings are at variable rates of interest;

•	limiting our ability to make strategic acquisitions or causing us to make nonstrategic divestitures;

•

limiting our ability to obtain additional financing for working capital, capital expenditures, product or service line development, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

We and our subsidiaries have the ability to incur additional indebtedness in the future, subject to the restrictions contained in our senior secured credit facilities and the indentures governing our outstanding notes. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

We may not be able to generate sufficient cash to service all of our indebtedness and may not be able to refinance our indebtedness on favorable terms. If we are unable to do so, we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

In addition, we conduct our operations through our subsidiaries. Accordingly, repayment of our indebtedness is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us by dividend, debt repayment or otherwise. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. We may find it necessary or prudent to refinance our outstanding indebtedness with longer-maturity debt at a higher interest rate. Our ability to refinance our indebtedness on favorable terms, or at all, is directly affected by the current global economic and financial conditions. In addition, our ability to incur secured indebtedness (which would generally enable us to achieve better pricing than the incurrence of unsecured indebtedness) depends in part on the value of our assets, which depends, in turn, on the strength of our cash flows and results of operations, and on economic and market conditions and other factors.

If our cash flows and capital resources are insufficient to fund our debt service obligations or we are unable to refinance our indebtedness, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions, or the proceeds from the dispositions may not be adequate to meet any debt service obligations then due.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our senior secured credit facilities and the indentures governing our outstanding notes contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and certain of our subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell or transfer assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

Under our asset-based revolving credit facility, when (and for as long as) the combined availability under our asset-based revolving credit facility and our senior secured revolving credit facility is less than a specified amount for a certain period of time or, if a payment or bankruptcy event of default has occurred and is continuing, funds deposited into any of our depository accounts will be transferred on a daily basis into a blocked account with the administrative agent and applied to prepay loans under the asset-based revolving credit facility and to cash collateralize letters of credit issued thereunder.

Under our senior secured credit facilities, we are required to satisfy and maintain specified financial ratios. Our ability to meet those financial ratios can be affected by events beyond our control, and there can be no assurance we will continue to meet those ratios. A breach of any of these covenants could result in a default under both the cash flow credit facility and the asset-based revolving credit facility. Upon the occurrence of an event of default under the senior secured credit facilities, the lenders thereunder could elect to declare all amounts outstanding under the senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the senior secured credit facilities could proceed against the collateral granted to them to secure such indebtedness. We have pledged a significant portion of our assets under our senior secured credit facilities and that collateral (other than certain European collateral securing our senior secured European term loan facility) is also pledged as collateral under our first lien notes. If any of the lenders under the senior secured credit facilities accelerate the repayment of borrowings, there can be no assurance there will be sufficient assets to repay the senior secured credit facilities, the first lien notes and our other indebtedness.

Our hospitals face competition for patients from other hospitals and health care providers.

The health care business is highly competitive, and competition among hospitals and other health care providers for patients has intensified in recent years. Generally, other hospitals in the local communities we serve provide services similar to those offered by our hospitals. In addition, CMS publicizes on its Hospital Compare website performance data related to quality measures and data on patient satisfaction surveys hospitals submit in connection with their Medicare reimbursement. Federal law provides for the future expansion of the number of quality measures that must be reported. Additional quality measures and future trends toward clinical transparency may have an unanticipated impact on our competitive position and patient volumes. Further, the Health Reform Law requires every hospital to establish and update annually a public listing of the hospital’s standard charges for items and services. If any of our hospitals achieve poor results (or results that are lower than our competitors) on these quality measures or on patient satisfaction surveys or if our standard charges are higher than our competitors, our patient volumes could decline.

In addition, the number of freestanding specialty hospitals, surgery centers, emergency departments, urgent care centers and diagnostic and imaging centers in the geographic areas in which we operate has increased significantly. As a result, most of our hospitals operate in a highly competitive environment. Some of the facilities that compete with our hospitals are physician-owned or are owned by governmental agencies or not-for-profit corporations supported by endowments, charitable contributions and/or tax revenues and can finance capital expenditures and operations on a tax-exempt basis. Our hospitals face competition from competitors that are implementing physician alignment strategies, such as employing physicians, acquiring physician practice groups and participating in ACOs or other clinical integration models. Our hospitals compete with specialty hospitals and with both our own and unaffiliated freestanding surgery centers for market share in certain high margin services and for quality physicians and personnel. If ambulatory surgery centers are better able to compete in this environment than our hospitals, our hospitals may experience a decline in patient volume, and we may experience a decrease in margin, even if those patients use our ambulatory surgery centers. In states that do not require a CON for the purchase, construction or expansion of health care facilities or services, competition in the form of new services, facilities and capital spending is more prevalent. Further, if our competitors are better able to attract patients, make capital expenditures and maintain modern and technologically upgraded facilities and equipment, recruit physicians, expand services or obtain favorable managed care contracts at their facilities than our hospitals and ambulatory surgery centers, we may experience an overall decline in patient volume. See Item 1, “Business — Competition.”

The growth of uninsured and patient due accounts and a deterioration in the collectibility of these accounts could adversely affect our results of operations.

The primary collection risks of our accounts receivable relate to the uninsured patient accounts and patient accounts for which the primary insurance carrier has paid the amounts covered by the applicable agreement, but patient responsibility amounts (exclusions, deductibles and copayments) remain outstanding. The provision for doubtful accounts relates primarily to amounts due directly from patients. Although Medicare reimburses hospitals for a portion of Medicare bad debts, the Jobs Creation Act reduced the reimbursement level from 70% of eligible bad debts to 65% beginning in federal fiscal year 2013.

The amount of the provision for doubtful accounts is based upon management’s assessment of historical write-offs and expected net collections, business and economic conditions, trends in federal and state governmental and private employer health care coverage, the rate of growth in uninsured patient admissions and other collection indicators. At December 31, 2012, our allowance for doubtful accounts represented approximately 93% of the $5.228 billion patient due accounts receivable balance. The sum of the provision for doubtful accounts, uninsured discounts and charity care increased from $9.626 billion for 2010 to $11.214 billion for 2011 and to $13.841 billion for 2012.

A continuation of the trends that have resulted in an increasing proportion of accounts receivable being comprised of uninsured accounts and a deterioration in the collectibility of these accounts will adversely affect our collection of accounts receivable, cash flows and results of operations. We may also be adversely affected by the growth in patient responsibility accounts as a result of increases in the adoption of plan structures, including health savings accounts, that shift greater responsibility for care to individuals through greater exclusions and copayment and deductible amounts. Our facilities may experience growth in bad debts, uninsured discounts and charity care as a result of a number of factors, including the economic downturn and continued high unemployment. The Health Reform Law seeks to decrease, over time, the number of uninsured individuals through reforms that mostly will become effective January 1, 2014. On June 28, 2012, the United States Supreme Court upheld the constitutionality of the individual mandate provisions of the Health Reform Law but struck down the provisions that would have allowed HHS to penalize states that do not implement the Medicaid expansion provisions with the loss of existing federal Medicaid funding. As a result, states may choose not to implement the Medicaid expansion. Thus, even after full implementation of the Health Reform Law, we may continue to experience bad debts and have to provide uninsured discounts and charity care for individuals residing in states that choose not to implement the Medicaid expansion. We may also continue to experience bad debts and have to provide uninsured discounts and charity care for undocumented aliens who are not permitted to enroll in an Exchange or government health care programs and certain others who may not have insurance coverage. Further, implementation of the Health Reform Law could result in some patients terminating their current insurance plans in favor of lower cost Medicaid plans or other insurance coverage with lower reimbursement levels. Patient responsibility accounts may continue to increase even with expanded health plan coverage as a result of increases in plan exclusions and deductibles and copayment amounts.

It is difficult to predict the full impact of the Health Reform Law due to the law’s complexity, lack of implementing regulations or interpretive guidance, gradual and potentially delayed implementation, court challenges and possible amendment or repeal, as well as our inability to foresee how individuals, states and businesses will respond to the choices afforded them by the law.

Changes in government health care programs may adversely affect our revenues.

A significant portion of our patient volume is derived from government health care programs, principally Medicare and Medicaid. Specifically, we derived 43% of our revenues from the Medicare and Medicaid programs in 2012. Changes in government health care programs may reduce the reimbursement we receive and could adversely affect our business and results of operations.

In recent years, legislative and regulatory changes have resulted in limitations on and, in some cases, reductions in levels of payments to health care providers for certain services under the Medicare program. The Budget Control Act of 2011 (the “BCA”) provides for new spending on program integrity initiatives intended to reduce fraud and abuse under the Medicare program. The BCA requires automatic spending reductions of $1.2 trillion for federal fiscal years 2013 through 2021, minus any deficit reductions enacted by Congress and debt service costs. However, the percentage reduction for Medicare may not be more than 2% for a fiscal year, with a uniform percentage reduction across all Medicare programs. The American Taxpayer Relief Act of 2012 delayed implementation of the BCA. The President and Congress continue to negotiate federal government spending reductions, but if action is not taken by March 1, 2013, the BCA-mandated spending reductions will occur beginning April 1, 2013. It is possible that these negotiations will result only in another temporary compromise or will result in different spending reductions than required by the BCA. We are unable to predict how these spending reductions will be structured, what other deficit reduction initiatives may be proposed by Congress or whether Congress will attempt to suspend or restructure the automatic budget cuts. These reductions will be in addition to reductions mandated by the Health Reform Law, which provides for material reductions in the growth of Medicare program spending, including reductions in Medicare market basket updates and Medicare DSH funding. For example, we estimate that proposed changes to the distribution of Medicare DSH payments as a result of the Health Reform Law will reduce Medicare DSH payments to our hospitals in the aggregate by approximately $200 million in federal fiscal year 2014. Further, from time to time, CMS revises the reimbursement systems used to reimburse health care providers, including changes to the MS-DRG system and other payment systems, which may result in reduced Medicare payments.

Because most states must operate with balanced budgets and because the Medicaid program is often a state’s largest program, some states have enacted or may consider enacting legislation designed to reduce their Medicaid expenditures. Further, many states have also adopted, or are considering, legislation designed to reduce coverage, enroll Medicaid recipients in managed care programs and/or impose additional taxes on hospitals to help finance or expand the states’ Medicaid systems. The current economic environment has increased the budgetary pressures on many states, and these budgetary pressures have resulted, and likely will continue to result, in decreased spending, or decreased spending growth, for Medicaid programs and the Children’s Health Insurance Program in many states. Some states that provide Medicaid supplemental payments are reviewing these programs or have filed waiver requests with CMS to replace these programs, which could result in Medicaid supplemental payments being reduced or eliminated. CMS approved a Medicaid waiver in December 2011 that allows Texas to continue receiving supplemental Medicaid reimbursement while expanding its Medicaid managed care program. However, we cannot predict whether the Texas private supplemental Medicaid Waiver Program will continue or guarantee that revenues recognized from the program will not decrease.

The Health Reform Law made changes to the Medicaid program and will likely cause additional changes in the future. For example, the Health Reform Law provides for material reductions to Medicaid DSH funding. The Health Reform Law will result in increased state legislative and regulatory changes in order for states to comply with new federal mandates, such as the requirement to establish or participate in Exchanges and to participate in grants and other incentive opportunities. The Health Reform Law requires states to at least maintain the Medicaid eligibility standards in effect prior to the enactment of the law for adults until January 1, 2014 and for children until October 1, 2019. However, states with budget deficits may seek a waiver from this requirement to address eligibility standards that apply to adults making more than 133% of the federal poverty level. The Health Reform Law also provides for significant expansions to the Medicaid program beginning in 2014. However, in its June 28, 2012 ruling, the United States Supreme Court struck down the portion of the Health Reform Law that would have allowed HHS to penalize states that do not implement the Medicaid expansion provisions with the loss of existing federal Medicaid funding. Thus, states may opt not to implement the expansion.

In some cases, commercial third-party payers rely on all or portions of Medicare payment systems to determine payment rates. Changes to government health care programs that reduce payments under these programs may negatively impact payments from commercial third-party payers.

Current or future health care reform and deficit reduction efforts, changes in laws or regulations regarding government health care programs, other changes in the administration of government health care programs and changes to commercial third-party payers in response to health care reform and other changes to government health care programs could have a material, adverse effect on our financial position and results of operations.

We are unable to predict the impact of the Health Reform Law, which represents a significant change to the health care industry.

As enacted, the Health Reform Law will change how health care services are covered, delivered, and reimbursed through expanded coverage of uninsured individuals, reduced growth in Medicare program spending, reductions in Medicare and Medicaid DSH payments and the establishment of programs where reimbursement is tied to quality and integration. In addition, the law reforms certain aspects of health insurance, expands existing efforts to tie Medicare and Medicaid payments to performance and quality, and contains provisions intended to strengthen fraud and abuse enforcement. Further, the Health Reform Law provides for a value-based purchasing program, the establishment of ACOs and bundled payment pilot programs, which may create sources of additional revenue. On June 28, 2012, the United States Supreme Court upheld the constitutionality of the individual mandate provisions of the Health Reform Law but struck down the provisions that would have allowed HHS to penalize states that do not implement the Medicaid expansion provisions with the loss of existing federal Medicaid funding. States that choose not to implement the Medicaid expansion will forego funding established by the Health Reform Law to cover most of the expansion costs. While the expansion of health insurance coverage under the Health Reform Law may result in a material increase in the number of patients using our facilities who have either private or public program coverage, it is unclear how many states will decline to implement the Medicaid expansion. Those states with relatively low income eligibility requirements for Medicaid may have the greatest financial incentives to implement the Medicaid expansion. The Company has a significant presence in several of these low income eligibility states, including Florida, Georgia, Kansas, Louisiana, Missouri, Oklahoma, Texas and Virginia. However, the governors of a number of states, including Texas, in which a significant number of the Company’s licensed beds are located, have announced their intentions to opt out of expanding their Medicaid programs pursuant to the Health Reform Law. These statements are not legally binding and may be subject to change.

It is difficult to predict the size of the potential revenue gains to the Company as a result of the expanded coverage, ACO and bundled payment provisions of the Health Reform Law because of uncertainty surrounding a number of material factors, including the following:

•	how many states will implement the Medicaid expansion provisions and under what terms;

•

how many previously uninsured individuals will obtain coverage as a result of the Health Reform Law (based on the CBO’s February 2013 estimates, by 2022, the Health Reform Law will expand coverage to 27 million additional individuals);

•	what percentage of the newly insured patients will be covered under the Medicaid program and what percentage will be covered by private health insurers;

•	the extent to which states will enroll new Medicaid participants in managed care programs;

•	the pace at which insurance coverage expands, including the pace of different types of coverage expansion;

•	the change, if any, in the volume of inpatient and outpatient hospital services that are sought by and provided to previously uninsured individuals;

•

the rate paid to hospitals by private payers for newly covered individuals, including those covered through the newly created Exchanges and those who might be covered under the Medicaid program under contracts with the state;

•	the rate paid by state governments under the Medicaid program for newly covered individuals;

•	the effect of the value-based purchasing program on our hospitals’ revenues and the effects of other quality programs;

•

the percentage of individuals in the Exchanges who select the high deductible plans, since health insurers offering those kinds of products have traditionally sought to pay lower rates to hospitals; and

•

whether the net effect of the Health Reform Law, including the prohibition on excluding individuals based on pre-existing conditions, the requirement to keep medical costs at or above a specified minimum percentage of premium revenue, other health insurance reforms and the annual fee applied to all health insurers, will be to put pressure on the bottom line of health insurers, which in turn might cause them to seek to reduce payments to hospitals with respect to both newly insured individuals and their existing business.

On the other hand, because 43% of our revenues in 2012 were from Medicare and Medicaid, reductions to these programs and changes to reimbursement methodologies may significantly impact the Company and could offset any positive effects of the Health Reform Law. It is difficult to predict the size or impact of the reductions to Medicare and Medicaid spending and other reimbursement changes resulting from the Health Reform Law because of uncertainty regarding a number of material factors, including the following:

•	the amount of overall revenues the Company will generate from Medicare and Medicaid business when the reductions are implemented;

•	whether reductions required by the Health Reform Law will be changed by statute or by judicial decision prior to becoming effective;

•	the size of the Health Reform Law’s annual productivity adjustment to the market basket;

•	the amount of the Medicare DSH reductions that will be made, commencing in federal fiscal year 2014;

•	the allocation to our hospitals of the Medicaid DSH reductions, commencing in federal fiscal year 2014;

•	what the losses in revenues will be, if any, from the Health Reform Law’s quality initiatives;

•	how successful ACOs will be at coordinating care and reducing costs or whether they will decrease reimbursement;

•	the scope and nature of potential changes to Medicare reimbursement methods, such as an emphasis on bundling payments or coordination of care programs;

•

whether the Company’s revenues from UPL programs, or other Medicaid supplemental programs developed through a federally approved waiver program (“Waiver Program”), will be adversely affected because there may be reductions in available state and local government funding for the programs; and

•	reductions to Medicare payments CMS may impose for “excess readmissions.”

Because of the many variables involved, we are unable to predict the net effect on the Company of the expected increases in insured individuals using our facilities, reductions in Medicare spending, reductions in Medicare and Medicaid DSH funding, and numerous other provisions in the Health Reform Law that may affect the Company. Further, it is unclear how efforts to repeal or revise the Health Reform Law and remaining or new federal lawsuits challenging its constitutionality will be resolved or what the impact would be of any resulting changes to the law.

If we are unable to retain and negotiate favorable contracts with nongovernment payers, including managed care plans, our revenues may be reduced.

Our ability to obtain favorable contracts with nongovernment payers, including HMOs, PPOs and other managed care plans significantly affects the revenues and operating results of our facilities. Revenues derived from these entities and other insurers (domestic only) accounted for 54.5%, 52.9% and 52.7% of our revenues for 2012, 2011 and 2010, respectively. Nongovernment payers, including managed care payers, continue to demand discounted fee structures, and the trend toward consolidation among nongovernment payers tends to increase their bargaining power over fee structures. As various provisions of the Health Reform Law are implemented, including the establishment of the Exchanges, nongovernment payers increasingly may demand reduced fees. Our future success will depend, in part, on our ability to retain and renew our managed care contracts and enter into new managed care contracts on terms favorable to us. Other health care providers may impact our ability to enter into managed care contracts or negotiate increases in our reimbursement and other favorable terms and conditions. For example, some of our competitors may negotiate exclusivity provisions with managed care plans or otherwise restrict the ability of managed care companies to contract with us. It is not clear what impact, if any, the increased obligations on managed care payers and other payers imposed by the Health Reform Law will have on our ability to negotiate reimbursement increases. If we are unable to retain and negotiate favorable contracts with managed care plans or experience reductions in payment increases or amounts received from nongovernment payers, our revenues may be reduced.

Our performance depends on our ability to recruit and retain quality physicians.

The success of our hospitals depends in part on the number and quality of the physicians on the medical staffs of our hospitals, the admitting and utilization practices of those physicians, maintaining good relations with those physicians and controlling costs related to the employment of physicians. Although we employ some physicians, physicians are often not employees of the hospitals at which they practice and, in many of the markets we serve, most physicians have admitting privileges at other hospitals in addition to our hospitals. Such physicians may terminate their affiliation with our hospitals at any time. If we are unable to provide adequate support personnel or technologically advanced equipment and hospital facilities that meet the needs of those physicians and their patients, they may be discouraged from referring patients to our facilities, admissions may decrease and our operating performance may decline.

Our hospitals face competition for staffing, which may increase labor costs and reduce profitability.

Our operations are dependent on the efforts, abilities and experience of our management and medical support personnel, such as nurses, pharmacists and lab technicians, as well as our physicians. We compete with other health care providers in recruiting and retaining qualified management and support personnel responsible for the daily operations of each of our hospitals, including nurses and other nonphysician health care professionals. In some markets, the availability of nurses and other medical support personnel has been a significant operating issue to health care providers. We may be required to continue to enhance wages and benefits to recruit and retain nurses and other medical support personnel or to hire more expensive temporary or contract personnel. As a result, our labor costs could increase. We also depend on the available labor pool of semi-skilled and unskilled employees in each of the markets in which we operate. Certain proposed changes in federal labor laws and the NLRB’s modification of its election procedures could increase the likelihood of employee unionization attempts. To the extent a significant portion of our employee base unionizes, it is possible our labor costs could increase materially. When negotiating collective bargaining agreements with unions, whether such agreements are renewals or first contracts, there is the possibility that strikes could occur during the negotiation process, and our continued operation during any strikes could increase our labor costs. In addition, the states in which we operate could adopt mandatory nurse-staffing ratios or could reduce mandatory nurse staffing ratios already in place. State-mandated nurse-staffing ratios could significantly affect labor costs and have an adverse impact on revenues if we are required to limit admissions in order to meet the required ratios. If our labor costs increase, we may not be able to raise rates to offset these increased costs. Because a significant percentage of our revenues consists of fixed, prospective payments, our ability to pass along increased labor costs is constrained. Our failure to recruit and retain qualified management, nurses and other medical support personnel, or to control labor costs, could have a material, adverse effect on our results of operations.

If we fail to comply with extensive laws and government regulations, we could suffer penalties or be required to make significant changes to our operations.

The health care industry is required to comply with extensive and complex laws and regulations at the federal, state and local government levels relating to, among other things:

•	billing and coding for services and properly handling overpayments;

•	classification of level of care provided, including proper classification of inpatient admissions, observation services and outpatient care;

•	relationships with physicians and other referral sources;

•	necessity and adequacy of medical care;

•	quality of medical equipment and services;

•	qualifications of medical and support personnel;

•	confidentiality, maintenance, data breach, identity theft and security issues associated with health-related and personal information and medical records;

•	screening, stabilization and transfer of individuals who have emergency medical conditions;

•	licensure and certification;

•	hospital rate or budget review;

•	preparing and filing of cost reports;

•	operating policies and procedures;

•	activities regarding competitors; and

•	addition of facilities and services.

Among these laws are the federal Anti-kickback Statute, the federal Stark Law, the federal FCA and similar state laws. We have a variety of financial relationships with physicians and others who either refer or influence the referral of patients to our hospitals and other health care facilities, and these laws govern those relationships. The OIG has enacted safe harbor regulations that outline practices deemed protected from prosecution under the Anti-kickback Statute. While we endeavor to comply with the applicable safe harbors, certain of our current arrangements, including joint ventures and financial relationships with physicians and other referral sources and persons and entities to which we refer patients, do not qualify for safe harbor protection. Failure to qualify for a safe harbor does not mean the arrangement necessarily violates the Anti-kickback Statute but may subject the arrangement to greater scrutiny. However, we cannot offer assurance that practices outside of a safe harbor will not be found to violate the Anti-kickback Statute. Allegations of violations of the Anti-kickback Statute may be brought under the federal Civil Monetary Penalty Law, which requires a lower burden of proof than other fraud and abuse laws, including the Anti-kickback Statute.

Our financial relationships with referring physicians and their immediate family members must comply with the Stark Law by meeting an exception. We attempt to structure our relationships to meet an exception to the Stark Law, but the regulations implementing the exceptions are detailed and complex, and we cannot provide assurance that every relationship complies fully with the Stark Law. Unlike the Anti-kickback Statute, failure to meet an exception under the Stark Law results in a violation of the Stark Law, even if such violation is technical in nature.

Additionally, if we violate the Anti-kickback Statute or Stark Law, or if we improperly bill for our services, we may be found to violate the FCA, either under a suit brought by the government or by a private person under a qui tam, or “whistleblower,” suit. See Item 1, “Business — Regulation and Other Factors.”

We also operate health care facilities in the United Kingdom and have operations and commercial relationships with companies in other foreign jurisdictions and, as a result, are subject to certain U.S. and foreign laws applicable to businesses generally, including anti-corruption laws. The Foreign Corrupt Practices Act regulates U.S. companies in their dealings with foreign officials, prohibiting bribes and similar practices, and requires that they maintain records that fairly and accurately reflect transactions and appropriate internal accounting controls. In addition, the United Kingdom Bribery Act has wide jurisdiction over certain activities that affect the United Kingdom.

If we fail to comply with the Anti-kickback Statute, the Stark Law, the FCA or other applicable laws and regulations, we could be subjected to liabilities, including civil penalties (including the loss of our licenses to operate one or more facilities), exclusion of one or more facilities from participation in the Medicare, Medicaid and other federal and state health care programs and, for violations of certain laws and regulations, criminal penalties.

We do not always have the benefit of significant regulatory or judicial interpretation of these laws and regulations. In the future, different interpretations or enforcement of, or amendment to, these laws and regulations could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs and operating expenses. A determination that we have violated these laws, or the public announcement that we are being investigated for possible violations of these laws, could have a material, adverse effect on our business, financial condition, results of operations or prospects, and our business reputation could suffer significantly. In addition, other legislation or regulations at the federal or state level may be adopted that adversely affect our business.

We have been and could become the subject of governmental investigations, claims and litigation.

Health care companies are subject to numerous investigations by various governmental agencies. Further, under the FCA, private parties have the right to bring qui tam, or “whistleblower,” suits against companies that submit false claims for payments to, or improperly retain overpayments from, the government. Some states have adopted similar state whistleblower and false claims provisions. Certain of our individual facilities have received, and other facilities may receive, government inquiries from, and may be subject to investigation by, federal and state agencies. Depending on whether the underlying conduct in these or future inquiries or investigations could be considered systemic, their resolution could have a material, adverse effect on our financial position, results of operations and liquidity.

Governmental agencies and their agents, such as the Medicare Administrative Contractors, fiscal intermediaries and carriers, as well as the OIG, CMS and state Medicaid programs, conduct audits of our health care operations. Private payers may conduct similar post-payment audits, and we also perform internal audits and monitoring. Depending on the nature of the conduct found in such audits and whether the underlying conduct could be considered systemic, the resolution of these audits could have a material, adverse effect on our financial position, results of operations and liquidity.

As required by statute, CMS has implemented the RAC program on a nationwide basis. Under the program, CMS contracts with RACs on a contingency fee basis to conduct post-payment reviews to detect and correct improper payments in the fee-for-service Medicare program. In February 2012, CMS announced that it was initiating a RAC prepayment demonstration program in 11 states. The Health Reform Law expands the RAC program’s scope to include managed Medicare plans and to include Medicaid claims. In addition, CMS employs MICs to perform post-payment audits of Medicaid claims and identify overpayments. The Health Reform Law increases federal funding for the MIC program. In addition to RACs and MICs, the state Medicaid agencies and other contractors have increased their review activities.

Should we be found out of compliance with any of these laws, regulations or programs, depending on the nature of the findings, our business, our financial position and our results of operations could be negatively impacted.

Physician utilization practices and treatment methodologies or governmental or managed care controls designed to reduce inpatient services or surgical procedures may reduce our revenues.

Controls imposed by Medicare, managed Medicare, Medicaid, managed Medicaid and commercial third-party payers designed to reduce admissions, intensity of services, surgical volumes and lengths of stay, in some instances referred to as “utilization review,” have affected and are expected to continue to affect our facilities. Utilization review entails the review of the admission and course of treatment of a patient by health plans. Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively affected by payer-required preadmission authorization and utilization review and by payer pressure to maximize outpatient and alternative health care delivery services for less acutely ill patients. Efforts to impose more stringent cost controls are expected to continue. For example, the Health Reform Law potentially expands the use of prepayment review by Medicare contractors by eliminating statutory restrictions on their use. Although we are unable to predict the effect these changes will have on our operations, significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material, adverse effect on our business, financial position and results of operations. Additionally, trends in physician treatment protocols and managed care health plan design, such as plans that shift increased costs and accountability for care to patients, could reduce our surgical volumes and admissions in favor of lower intensity and lower cost treatment methodologies.

Our overall business results may suffer during periods of general economic weakness.

Budget deficits at federal, state and local government entities have had a negative impact on spending, and may continue to negatively impact spending, for health and human service programs, including Medicare, Medicaid and similar programs, which represent significant payer sources for our hospitals. Other risks we face during periods of economic weakness and high unemployment include potential declines in the population covered under managed care agreements, patient decisions to postpone or cancel elective and nonemergency health care procedures (including delaying surgical procedures), potential increases in the uninsured and underinsured populations and further difficulties in our collecting patient copayment and deductible receivables.

The industry trend towards value-based purchasing may negatively impact our revenues.

There is a trend in the health care industry towards value-based purchasing of health care services. These value-based purchasing programs include both public reporting of quality data and preventable adverse events tied to the quality and efficiency of care provided by facilities. Governmental programs including Medicare currently require hospitals to report certain quality data to receive full reimbursement updates. In addition, Medicare does not reimburse for care related to certain preventable adverse events (also called “never events”). Many large commercial payers currently require hospitals to report quality data, and several commercial payers do not reimburse hospitals for certain preventable adverse events. Further, we have implemented a policy pursuant to which we do not bill patients or third-party payers for fees or expenses incurred due to certain preventable adverse events.

The Health Reform Law also prohibits the use of federal funds under the Medicaid program to reimburse providers for medical assistance provided to treat HACs. Beginning in federal fiscal year 2015, the 25% of hospitals with the worst national risk-adjusted HAC rates in the previous year will receive a 1% reduction in their total inpatient operating Medicare payments. Beginning in federal fiscal year 2013, hospitals with excess readmission rates for conditions designated by HHS will receive a reduction in operating payments for all Medicare inpatient discharges, not just discharges relating to the conditions subject to the excess readmission standard. The reduction in payments to hospitals with excess readmissions is capped at 1% for federal fiscal year 2013, 2% for federal fiscal year 2014, and 3% for federal fiscal year 2015 and thereafter.

The Health Reform Law also requires HHS to implement a value-based purchasing program for inpatient hospital services. The Health Reform Law requires HHS to reduce inpatient hospital payments for all discharges by a percentage beginning at 1% in federal fiscal year 2013 and increasing by 0.25% each fiscal year up to 2% in federal fiscal year 2017 and subsequent years. HHS will pool the amount collected from these reductions to fund payments to reward hospitals that meet or exceed certain quality performance standards established by HHS. According to the value-based purchasing program final rule, CMS estimates that it will distribute $850 million to hospitals in federal fiscal year 2013 based on their achievement (relative to other hospitals) and improvement ranges (relative to the hospital’s own past performance). Hospitals that meet or exceed the quality performance standards will receive greater reimbursement under the value-based purchasing program than they would have otherwise.

We expect value-based purchasing programs, including programs that condition reimbursement on patient outcome measures, to become more common and to involve a higher percentage of reimbursement amounts. We are unable at this time to predict our future reductions and payments under these programs or how this trend will affect our results of operations, but it could negatively impact our revenues.

Our operations could be impaired by a failure of our information systems.

Any system failure that causes an interruption in service or availability of our systems could adversely affect operations or delay the collection of revenues. Even though we have implemented network security measures, our servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering. The occurrence of any of these events could result in interruptions, delays, the loss or corruption of data, cessations in the availability of systems or liability under privacy and security laws, all of which could have a material adverse effect on our financial position and results of operations and harm our business reputation.

The performance of our information technology and systems is critical to our business operations. In addition to our shared services initiatives, our information systems are essential to a number of critical areas of our operations, including:

•	accounting and financial reporting;

•	billing and collecting accounts;

•	coding and compliance;

•	clinical systems;

•	medical records and document storage;

•	inventory management;

•	negotiating, pricing and administering managed care contracts and supply contracts; and

•	monitoring quality of care and collecting data on quality measures necessary for full Medicare payment updates.

If we fail to effectively and timely implement electronic health record systems and transition to the ICD-10 coding system, our operations could be adversely affected.

As required by ARRA, the Secretary of HHS has developed and implemented an incentive payment program for eligible hospitals and health care professionals that adopt and meaningfully use certified EHR technology. HHS uses the Provider Enrollment, Chain and Ownership System (“PECOS”) to verify Medicare enrollment prior to making EHR incentive program payments. During 2012, we received Medicare and Medicaid incentive payments for being a meaningful user of certified EHR technology and recorded incentive income of $336 million for the year.

We have incurred and will continue to incur both capital costs and operating expenses in order to implement our certified EHR technology and meet meaningful use requirements. These expenses are ongoing and are projected to continue over all stages of implementation of meaningful use. The timing of expenses will not correlate with the receipt of the incentive payments and the recognition of incentive income. During 2012, we incurred $80 million of operating expenses to implement our certified EHR technology and to meet meaningful use. If our eligible hospitals and employed professionals are unable to meet the requirements for participation in the incentive payment program, including having an enrollment record in PECOS, we will not be eligible to receive incentive payments that could offset some of the costs of implementing certified EHR technology. Further, eligible providers that have failed to demonstrate meaningful use of certified EHR technology in an applicable prior reporting period will be subject to reduced payments from Medicare, beginning in federal fiscal year 2015 for eligible hospitals and calendar year 2015 for eligible professionals. Failure to implement and continue to demonstrate meaningful use of certified EHR technology could have a material, adverse effect on our financial position and results of operations.

Health plans and providers, including our hospitals, are required to transition to the new ICD-10 coding system, which greatly expands the number and detail of billing codes used for inpatient claims. Use of the ICD-10 system is required beginning October 1, 2014. Transition to the new ICD-10 system requires significant investment in coding technology and software as well as the training of staff involved in the coding and billing process. In addition to these upfront costs of transition to ICD-10, it is possible that our hospitals could experience disruption or delays in payment due to technical or coding errors or other implementation issues involving our systems or the systems and implementation efforts of health plans and their business partners. Further, the transition to the more detailed ICD-10 coding system could result in decreased reimbursement if the use of ICD-10 codes results in conditions being reclassified to MS-DRGs or commercial payer payment groupings with lower levels of reimbursement than assigned under the previous system.

State efforts to regulate the construction or expansion of health care facilities could impair our ability to operate and expand our operations.

Some states, particularly in the eastern part of the country, require health care providers to obtain prior approval, known as a CON, for the purchase, construction or expansion of health care facilities, to make certain capital expenditures or to make changes in services or bed capacity. In giving approval, these states consider the need for additional or expanded health care facilities or services. We currently operate health care facilities in a number of states with CON laws. The failure to obtain any requested CON could impair our ability to operate or expand operations. Any such failure could, in turn, adversely affect our ability to attract patients and physicians to our facilities and grow our revenues, which would have an adverse effect on our results of operations.

We may encounter difficulty acquiring hospitals and other health care businesses, encounter challenges integrating the operations of acquired hospitals and other health care businesses and become liable for unknown or contingent liabilities as a result of acquisitions.

A component of our business strategy is acquiring hospitals and other health care businesses. We may encounter difficulty acquiring new facilities as a result of competition from other purchasers that may be willing to pay purchase prices that are higher than we believe are reasonable. Some states require CONs in order to acquire a hospital or other facility or to expand facilities or services. In addition, the acquisition of health care facilities often involves licensure approvals or reviews and complex change of ownership processes for Medicare and other payers. Further, many states have laws that restrict the conversion or sale of not-for-profit hospitals to for-profit entities. These laws may require prior approval from the state attorney general, advance notification of the attorney general or other regulators and community involvement. Attorneys general in states without specific requirements may exercise broad discretionary authority over transactions involving the sale of not-for-profits under their general obligations to protect the use of charitable assets. These conversion legislative and administrative efforts often focus on the appropriate valuation of the assets divested and the use of the proceeds of the sale by the non-profit seller and may include consideration of commitments for capital improvements and charity care by the purchaser. Also, the increasingly challenging regulatory and enforcement environment may negatively impact our ability to acquire health care businesses if they are found to have material unresolved compliance issues, such as repayment obligations. Resolving compliance issues as well as completion of oversight, review or approval processes could seriously delay or even prevent our ability to acquire hospitals or other businesses and increase our acquisition costs.

We may be unable to timely and effectively integrate hospitals and other businesses that we acquire with our ongoing operations, or we may experience delays implementing operating procedures and systems. Hospitals and other health care businesses that we acquire may have unknown or contingent liabilities, including liabilities for failure to comply with health care and other laws and regulations, medical and general professional liabilities, workers’ compensation liabilities and tax liabilities. Although we typically exclude significant liabilities from our acquisition transactions and seek indemnification from the sellers for these matters, we could experience difficulty enforcing those obligations, experience liability in excess of any indemnification obtained or otherwise incur material liabilities for the pre-acquisition conduct of acquired businesses. Such liabilities and related legal or other costs could harm our business and results of operations.

Our facilities are heavily concentrated in Florida and Texas, which makes us sensitive to regulatory, economic, environmental and competitive conditions and changes in those states.

We operated 162 hospitals at December 31, 2012, and 74 of those hospitals are located in Florida and Texas. Our Florida and Texas facilities’ combined revenues represented approximately 47% of our consolidated revenues for the year ended December 31, 2012. This concentration makes us particularly sensitive to regulatory, economic, environmental and competitive conditions and changes in those states. Any material change in the current payment programs or regulatory, economic, environmental or competitive conditions in those states could have a disproportionate effect on our overall business results.

In addition, our hospitals in Florida, Texas and other areas across the Gulf Coast are located in hurricane-prone areas. In the past, hurricanes have had a disruptive effect on the operations of our hospitals in Florida, Texas and other coastal states, and the patient populations in those states. Our business activities could be harmed by a particularly active hurricane season or even a single storm, and the property insurance we obtain may not be adequate to cover losses from future hurricanes or other natural disasters.

We may be subject to liabilities from claims by the Internal Revenue Service.

The IRS Examination Division is conducting an audit of HCA Inc.’s 2007, 2008 and 2009 federal income tax returns. We expect the IRS Examination Division will begin an audit of HCA Holdings, Inc.’s 2010 and 2011 federal income tax returns in 2013.

Management believes HCA Holdings, Inc., its predecessors, subsidiaries and affiliates properly reported taxable income and paid taxes in accordance with applicable laws and agreements established with the IRS and final resolution of any disputes will not have a material, adverse effect on our results of operations or financial position. However, if payments due upon final resolution of any issues exceed our recorded estimates, such resolutions could have a material, adverse effect on our results of operations or financial position.

We may be subject to liabilities from claims brought against our facilities.

We are subject to litigation relating to our business practices, including claims and legal actions by patients and others in the ordinary course of business alleging malpractice, product liability or other legal theories. Many of these actions seek large sums of money as damages and involve significant defense costs. We insure a portion of our professional liability risks through a wholly-owned subsidiary. Management believes our reserves for self-insured retentions and insurance coverage are sufficient to cover insured claims arising out of the operation of our facilities. Our wholly-owned liability insurance subsidiary has entered into certain reinsurance contracts, and the obligations covered by the reinsurance contracts are included in its reserves for professional liability risks, as the subsidiary remains liable to the extent that the reinsurers do not meet their obligations under the reinsurance contracts. If payments for claims exceed actuarially determined estimates, are not covered by insurance, or reinsurers, if any, fail to meet their obligations, our results of operations and financial position could be adversely affected.

We are exposed to market risks related to changes in the market values of securities and interest rate changes.

We are exposed to market risk related to changes in market values of securities. The investments in debt and equity securities of our wholly-owned insurance subsidiaries were $567 million and $3 million, respectively, at December 31, 2012. These investments are carried at fair value, with changes in unrealized gains and losses being recorded as adjustments to other comprehensive income. At December 31, 2012, we had a net unrealized gain of $18 million on the insurance subsidiaries’ investment securities.

We are exposed to market risk related to market illiquidity. Investments in debt and equity securities of our wholly-owned insurance subsidiaries could be impaired by the inability to access the capital markets. Should the wholly-owned insurance subsidiaries require significant amounts of cash in excess of normal cash requirements to pay claims and other expenses on short notice, we may have difficulty selling these investments in a timely manner or be forced to sell them at a price less than what we might otherwise have been able to in a normal market environment. We may be required to recognize other-than-temporary impairments on long-term investments in future periods should issuers default on interest payments or should the fair market valuations of the securities deteriorate due to ratings downgrades or other issue specific factors.

We are also exposed to market risk related to changes in interest rates, and we periodically enter into interest rate swap agreements to manage our exposure to these fluctuations. Our interest rate swap agreements involve the exchange of fixed and variable rate interest payments between two parties, based on common notional principal amounts and maturity dates. The notional amounts of the swap agreements represent balances used to calculate the exchange of cash flows and are not our assets or liabilities.

The Investors control us and may have conflicts of interest with us in the future.

As of December 31, 2012, the Investors indirectly owned approximately 51% of our capital stock. As a result, the Investors have control over our decisions to enter into any significant corporate transaction and have the ability to prevent any transaction that requires the approval of stockholders. For example, the Investors could cause us to make acquisitions that increase the amount of our indebtedness or sell assets.

Additionally, the Investors are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. One or more of the Investors may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as investment funds associated with or designated by the Investors continue to indirectly own a significant amount of the outstanding shares of our common stock, even if such amount is less than 50%, the Investors will continue to be able to strongly influence or effectively control our decisions.

Once the Investors own 50% or less of our capital stock, we will no longer be considered a controlled company under the NYSE listing standards and will be required to appoint a board of directors comprised of a majority of independent members within one year, which will necessitate a transition in our existing governance structure.

Item 3.	Legal Proceedings

We operate in a highly regulated and litigious industry. As a result, various lawsuits, claims and legal and regulatory proceedings have been and can be expected to be instituted or asserted against us. The resolution of any such lawsuits, claims or legal and regulatory proceedings could materially and adversely affect our results of operations and financial position in a given period.

Government Investigations, Claims and Litigation

Health care companies are subject to numerous investigations by various governmental agencies. Further, under the federal False Claims Act (“FCA”), private parties have the right to bring qui tam, or “whistleblower,” suits against companies that submit false claims for payments to, or improperly retain overpayments from, the government. Some states have adopted similar state whistleblower and false claims provisions. Certain of our individual facilities have received, and from time to time, other facilities may receive, government inquiries from, and may be subject to investigation by, federal and state agencies. Depending on whether the underlying conduct in these or future inquiries or investigations could be considered systemic, their resolution could have a material, adverse effect on our financial position, results of operations and liquidity.

As initially disclosed in 2010, the DOJ has contacted the Company in connection with its nationwide review of whether, in certain cases, hospital charges to the federal government relating to implantable cardio-defibrillators (“ICDs”) met the CMS criteria. In connection with this nationwide review, the DOJ has indicated that it will be reviewing certain ICD billing and medical records at 95 HCA hospitals; the review covers the period from October 2003 to the present. In August 2012, HCA, along with non-HCA hospitals across the country subject to the DOJ’s review, received from the DOJ a proposed framework for resolving the DOJ’s review of ICDs. The Company is cooperating in the review. The review could potentially give rise to claims against the Company under the federal FCA or other statutes, regulations or laws. At this time, we cannot predict what effect, if any, this review or any resulting claims could have on the Company.

In July 2012, the Civil Division of the U.S. Attorney’s Office in Miami requested information on reviews assessing the medical necessity of interventional cardiology services provided at any Company facility (other than peer reviews). The Company is cooperating with the government’s request and is currently producing medical records associated with particular reviews at eight hospitals, located primarily in Florida. At this time, we cannot predict what effect, if any, the request or any resulting claims, including any potential claims under the federal FCA, other statutes, regulations or laws, could have on the Company.

New Hampshire Hospital Litigation

In 2006, the Foundation for Seacoast Health (the “Foundation”) filed suit against HCA in state court in New Hampshire. The Foundation alleged that both the 2006 recapitalization transaction and a prior 1999 intra-corporate transaction violated a 1983 agreement that placed certain restrictions on transfers of the Portsmouth Regional Hospital. In May 2007, the trial court ruled against the Foundation on all its claims. On appeal, the New Hampshire Supreme Court affirmed the ruling on the 2006 recapitalization, but remanded to the trial court the claims based on the 1999 intra-corporate transaction. The trial court ruled in December 2009 that the 1999 intra-corporate transaction breached the transfer restriction provisions of the 1983 agreement. In September of 2011, the trial court issued its remedies phase decision and held that the only remedy to which the Foundation was entitled was rescission of the intra-corporate transfer that breached the transfer restriction (the Company has complied with the Court’s order, and it is not expected that such compliance will have any material effect on our operations or financial position). The Court awarded the Foundation, under the terms of the Asset Purchase Agreement, a “fraction” of its attorney fees. The Foundation appealed the remedy phase ruling, and the Company cross-appealed the liability determination. On October 31, 2011, the New Hampshire Supreme Court, on its own, raised the question whether the appeal needed to await the trial court’s further ruling on attorney fees. On November 21, 2011, after the parties briefed the issue, the New Hampshire Supreme Court dismissed the appeal as premature and remanded the case to the trial court. In February 2012, the trial court certified the case for a possible interlocutory appeal without addressing the attorney fees issue. The New Hampshire Supreme Court rejected the request for an interlocutory appeal. The parties subsequently reached a stipulation regarding the attorney fees. The trial court accepted the parties’ stipulation regarding attorneys fees and entered final judgment on liability and remedies on May 4, 2012. Both sides filed appeals with the New Hampshire Supreme Court, and briefing will be completed in early February 2013. Oral arguments have not been scheduled, and a decision on appeal is not anticipated before mid-to-late 2013.

Securities Class Action Litigation

On October 28, 2011, a shareholder action, Schuh v. HCA Holdings, Inc. et al., was filed in the United States District Court for the Middle District of Tennessee seeking monetary relief. The case sought to include as a class all persons who acquired the Company’s stock pursuant or traceable to the Company’s Registration Statement issued in connection with the March 9, 2011 initial public offering. The lawsuit asserted a claim under Section 11 of the Securities Act of 1933 against the Company, certain members of the board of directors, and certain underwriters in the offering. It further asserted a claim under Section 15 of the Securities Act of 1933 against the same members of the board of directors. The action alleged various deficiencies in the Company’s disclosures in the Registration Statement. Subsequently, two additional class action complaints, Kishtah v. HCA Holdings, Inc. et al. and Daniels v.

HCA Holdings, Inc. et al., setting forth substantially similar claims against substantially the same defendants were filed in the same federal court on November 16, 2011 and December 12, 2011, respectively. All three of the cases were consolidated. On May 3, 2012, the court appointed New England Teamsters & Trucking Industry Pension Fund as Lead Plaintiff for the consolidated action. On July 13, 2012, the lead plaintiff filed an amended complaint asserting claims under Sections 11 and 12(a)(2) of the Securities Act of 1933 against the Company, certain members of the board of directors, and certain underwriters in the offering. It further asserts a claim under Section 15 of the Securities Act of 1933 against the same members of the board of directors and Hercules Holdings II, LLC, a majority shareholder of the Company. The consolidated complaint alleges deficiencies in the Company’s disclosures in the Registration Statement and Prospectus relating to: (1) the accounting for the Company’s 2006 recapitalization and 2010 reorganization; (2) the Company’s failure to maintain effective internal controls relating to its accounting for such transactions; and (3) the Company’s Medicare and Medicaid revenue growth rates. The Company and other defendants moved to dismiss the amended complaint on September 11, 2012. The Court has scheduled a hearing on the motion for March 2013.

In addition to the above described shareholder class actions, on December 8, 2011, a federal shareholder derivative action, Sutton v. Bracken, et al., putatively initiated in the name of the Company, was filed in the United States District Court for the Middle District of Tennessee against certain officers and present and former directors of the Company seeking monetary relief. The action alleges breaches of fiduciary duties by the named officers and directors in connection with the accounting and earnings claims set forth in the shareholder class actions. Setting forth substantially similar claims against substantially the same defendants, an additional federal derivative action, Schroeder v. Bracken, et al., was filed in the United States District Court for the Middle District of Tennessee on December 16, 2011, and a state derivative action, Bagot v. Bracken, et al., was filed in Tennessee state court in the Davidson County Circuit Court on December 20, 2011. The federal derivative actions have been consolidated in the Middle District of Tennessee and the parties have agreed that those cases shall be stayed pending developments in the shareholder class actions. The state derivative action has also been stayed pending developments in the shareholder class actions.

Health Midwest Litigation

In October 2009, the Health Care Foundation of Greater Kansas City, a nonprofit health foundation, filed suit against HCA Inc. in the Circuit Court of Jackson County, Missouri and alleged that HCA did not fund the level of capital expenditures and uncompensated care agreed to in connection with HCA’s purchase of hospitals from Health Midwest in 2003. The central issue in the case was whether HCA’s construction of new hospitals counted towards its $450 million five-year capital commitments. In addition, the plaintiff alleged that HCA did not make its required capital expenditures in a timely fashion. On January 24, 2013, the Court ruled in favor of the plaintiff and awarded at least $162 million. The Court also ordered a court-supervised accounting of HCA’s capital expenditures, as well as of expenditures on charity and uncompensated care during the ten years following the purchase. Should the accounting fail to satisfy the Court concerning HCA’s compliance with its capital and charity care commitments, the amount of the judgment award could substantially increase. HCA recorded $175 million of legal claim costs in the fourth quarter of 2012 related to this ruling; however, the Company plans to appeal the ruling.

General Liability and Other Claims

We are subject to claims for additional income taxes and related interest.

We are also subject to claims and suits arising in the ordinary course of business, including claims for personal injuries or for wrongful restriction of, or interference with, physicians’ staff privileges. In certain of these actions the claimants have asked for punitive damages against us, which may not be covered by insurance. In the opinion of management, the ultimate resolution of these pending claims and legal proceedings will not have a material, adverse effect on our results of operations or financial position.